Exhibit 2.1

Execution Version

Business Combination AGREEMENT

by and among

RICE ACQUISITION CORP. II,

RICE ACQUISITION HOLDINGS II LLC,

TOPO Buyer Co, LLC,

TOPO Merger Sub, LLC

and

NET POWER, LLC,

Dated as of DECEMBER 13, 2022

i

ii

EXHIBITS

Exhibit A	Form of Subscription Agreement
Exhibit B	Company Support Agreement
Exhibit C	Sponsor Letter Agreement
Exhibit D	RONI Charter
Exhibit E	RONI Bylaws
Exhibit F	RONI Holdings A&R LLCA
Exhibit G	Company A&R LLCA
Exhibit H	Form of Stockholders Agreement
Exhibit I	Tax Receivable Agreement
Exhibit J	Illustrative Allocation Schedule
Exhibit K	Form of 2023 Omnibus Incentive Plan

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of December 13, 2022 (the “Execution Date”) by and among (a) Rice Acquisition Corp. II, a Cayman Islands exempted company (“RONI”), (b) Rice Acquisition Holdings II LLC, a Cayman Islands limited liability company (“RONI Holdings”), (c) Topo Buyer Co, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of RONI Holdings (the “Buyer”), (d) Topo Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Buyer (“Merger Sub” and, together with RONI, RONI Holdings and the Buyer, collectively, the “Buyer Parties”), and (e) NET Power, LLC, a Delaware limited liability company (the “Company”). Each of RONI, RONI Holdings, the Buyer, Merger Sub and the Company, is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

whereas, (a) RONI is a blank check company incorporated to acquire one or more operating businesses through a Business Combination, (b) RONI Holdings is a direct Subsidiary of RONI, (c) Buyer is a direct wholly-owned Subsidiary of RONI Holdings and (d) Merger Sub is a direct wholly-owned Subsidiary of Buyer and was formed for the sole purpose of the Merger (as defined below);

WHEREAS, subject to the terms and conditions hereof, at the Closing, among other things, (i) Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”), resulting in the Company becoming a wholly owned direct subsidiary of the Buyer and “disregarded entity” for federal income tax purposes, disregarded as separate from RONI Holdings and (ii) all the Company Equity Interests (as defined below) that are issued and outstanding immediately prior to the Effective Time (as defined below) (other than Cancelled Equity Interests (as defined below)) shall, at the Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and shall be converted into the right to receive a number of RONI Interests (as defined below) (consisting of RONI Holdings Class A Units (as defined below) issued by RONI Holdings and RONI Class B Shares (as defined below) issued by RONI) in accordance with the terms of this Agreement;

WHEREAS, for U.S. federal and, as applicable, state and local tax purposes, in connection with the Business Combination, the Merger will constitute an “assets-over” partnership merger under Treasury Regulations Section 1.708-1(c)(3)(i) in which RONI Holdings is treated as a “terminated partnership” and the Company is treated as the “resulting partnership” with RONI Holdings being a continuation of the Company;

WHEREAS, the boards of managers or directors, managing member or other governing body, as applicable, of each of RONI, RONI Holdings, the Buyer, Merger Sub and the Company have approved and declared advisable the entry into this Agreement and the Transactions (as defined below), upon the terms and subject to the conditions hereof and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Delaware Limited Liability Company Act (the “DLLCA”), the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act”), and the Limited Liability Companies Act (as revised) of the Cayman Islands (the “Cayman LLC Act”), as applicable, and the RONI Holdings Required Consent (as defined below) has been executed and delivered to RONI and the Company;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger (the “Transactions”), RONI has entered into subscription agreements in the form attached hereto as Exhibit A (collectively, the “Subscription Agreements”) with certain third-party investors (the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in public equity in the form of RONI Class A Shares in an aggregate amount of $225,450,000 immediately prior to the Closing (the “PIPE Investment”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and in connection with the Transactions, certain of the Company Unitholders have entered into a Support Agreement, dated as of the date hereof (the “Company Support Agreement”), with Sponsor, RONI and the Company, in the form attached hereto as Exhibit B, pursuant to which, among other things, such Company Unitholders have agreed to execute and deliver the Company Written Consent (as defined below);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and in connection with the Transactions, the Sponsor, RONI, RONI Holdings, the Company and the officers and directors of RONI, have entered into a Sponsor Letter Agreement, dated as of the Execution Date, in the form attached hereto as Exhibit C (the “Sponsor Letter Agreement”), pursuant to which (among other things), the Sponsor has agreed to (a) vote in favor of the Agreement and the Transactions, (b) be bound by certain restrictions on transfer with respect to its RONI Equity Interests prior to Closing, (c) terminate certain lock-up provisions of that certain letter agreement, dated as of June 15, 2021, (d) be bound by certain lock-up provisions during the lock-up periods described therein with respect to its Sponsor RONI Interests, (e) subject certain of its Sponsor RONI Interests to vesting (or forfeiture) on the basis of raising an aggregate of at least $300,000,000, but less than $397,500,000 of Gross Proceeds (as defined therein) in connection with the Transactions, (f) subject certain of its Sponsor RONI Interests to vesting (or forfeiture) on the basis of raising Gross Proceeds in excess of $397,500,000 in connection with the Transactions, (g) subject certain of its Sponsor RONI Interests, to vesting (or forfeiture) on the basis of achieving certain trading price thresholds during the first three years following the Closing, (h) forfeit 1,000,000 of its Sponsor RONI Interests in connection with the Closing and (i) waive any adjustment to the conversion ratio set forth in the Governing Documents of any Buyer Party or any other anti-dilution or similar protection with respect to the RONI Equity Interests, as more fully set forth in the Sponsor Letter Agreement;

WHEREAS, as a condition to the consummation of the Transactions, RONI shall provide its shareholders with the opportunity to exercise their right to participate in the RONI Share Redemption, on the terms and subject to the conditions and limitations set forth herein and in the applicable RONI Governing Documents, in conjunction with, inter alia, obtaining the RONI Required Vote;

WHEREAS, prior to the consummation of the Merger but after giving effect to the RONI Share Redemption, RONI shall, subject to obtaining the RONI Required Vote, (a) migrate and domesticate as a corporation in the State of Delaware in accordance with the DGCL and the Cayman Companies Act (the “Domestication”) and (b) adopt the certificate of incorporation (the “RONI Charter”) substantially in the form set forth on Exhibit D, which shall be the certificate of incorporation of RONI, until thereafter supplemented or amended in accordance with its terms and the DGCL;

WHEREAS, prior to the Effective Time, and contemporaneously with the Domestication, RONI shall adopt bylaws substantially in the form set forth on Exhibit E, which shall be the bylaws of RONI, until thereafter supplemented or amended in accordance with their terms and the DGCL (“RONI Bylaws”);

WHEREAS, in connection with the Domestication, (a) each then issued and outstanding RONI Class A Share will convert automatically, on a one-for-one basis, from a Class A ordinary share of RONI to a share of Class A common stock, par value $0.0001 per share, of RONI, (b) each then issued and outstanding RONI Class B Share will convert automatically, on a one-for-one basis, from a Class B ordinary share of RONI to a share of Class B common stock, par value $0.0001 per share, of RONI, and (c) each RONI Warrant will convert automatically, on a one-for-one basis, from a whole warrant exercisable for one Class A ordinary share of RONI into a whole warrant exercisable for one share of Class A common stock, par value $0.0001 per share, of RONI, pursuant to the Warrant Agreement;

WHEREAS, immediately following the Domestication, RONI Holdings shall migrate and domesticate as a limited liability company in the State of Delaware in accordance with the DLLCA and the Cayman LLC Act (the “Holdings Domestication” and, together with the Domestication, the “Domestications”);

WHEREAS, prior to the Effective Time, and contemporaneously with the Holdings Domestication, the RONI Holdings LLCA shall be replaced by a limited liability company agreement in the form attached hereto as Exhibit F (the “RONI Holdings A&R LLCA”) to, among other things, reflect the Transactions;

WHEREAS, in connection with the Holdings Domestication, (a) each then issued and outstanding RONI Class A Unit will convert automatically, on a one-for-one basis, from a Class A Unit of RONI Holdings as issued and outstanding pursuant to the terms of the RONI Holdings LLCA to a Class A Unit of RONI Holdings as issued and outstanding pursuant to the terms of the RONI Holdings A&R LLCA, and (b) each then issued and outstanding RONI Holdings Class B Unit will convert, on a one-for-one basis, from a Class B Unit of RONI Holdings as issued and outstanding pursuant to the terms of the RONI Holdings LLCA to either (i) a Class A Unit of RONI Holdings as issued and outstanding pursuant to the terms of the RONI Holdings A&R LLCA or (ii) a Class B Unit of RONI Holdings as issued and outstanding pursuant to the terms of the RONI Holdings A&R LLCA;

WHEREAS, RONI intends to treat for U.S. federal and applicable state and local income tax purposes, (a) the Domestication as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (and any comparable provisions of applicable state or local Tax law) (the “Domestication Intended Tax Treatment”) and (b) the Holdings Domestication as a continuation of the existing partnership under Section 708(a) of the Code (and any comparable provisions of applicable state or local Tax law) (the “Holdings Domestication Intended Tax Treatment”);

WHEREAS, simultaneously with the Closing and by virtue of the Merger, the Company LLCA shall be amended and restated in the form attached hereto as Exhibit G (the “Company A&R LLCA”) to, among other things, reflect the Merger;

WHEREAS, simultaneously with the Closing, the Sponsor, RONI, RONI Holdings and certain of the Company Unitholders will enter into the Stockholders Agreement in the form attached hereto as Exhibit H (the “Stockholders Agreement”);

WHEREAS, simultaneously with the Closing, RONI, RONI Holdings, and certain of the Company Unitholders and the Agent (as defined therein) will enter into the Tax Receivable Agreement in the form attached hereto as Exhibit I (the “Tax Receivable Agreement”); and

WHEREAS, in connection with the Closing, RONI shall be renamed “NET Power Inc.” and shall trade publicly on the Stock Exchange under the ticker symbol “NPWR” (or an alternative ticker symbol agreed by the Parties).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1  Certain Definitions. For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings set forth below.

“2023 Omnibus Incentive Plan” has the meaning set forth in Section 6.17.

“ACA” has the meaning set forth in Section 3.15(c).

“Additional RONI Filings” has the meaning set forth in Section 6.9(f).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no portfolio company of a private equity fund or other investment fund that is an Affiliate of a Group Company shall be deemed an “Affiliate” for purposes of this Agreement.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Affiliated Transactions” has the meaning set forth in Section 3.21.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” means an allocation schedule in the form attached hereto as Exhibit J, as it may be updated in accordance with the terms of this Agreement.

“Ancillary Agreement” means each agreement, document, instrument or certificate contemplated hereby to be executed in connection with the consummation of the transactions contemplated hereby, including the Company A&R LLCA, the RONI Holdings A&R LLCA, the RONI Charter, the RONI Bylaws, the Subscription Agreements, the Company Support Agreement, the Sponsor Letter Agreement, the Stockholders Agreement, the Tax Receivable Agreement, the Permitted Equity Subscription Agreements and the documents entered in connection therewith, in each case, only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, to the extent applicable to the Company and its Subsidiaries, the U.S. Foreign Corrupt Practices Act of 1977, the Canada Corruption of Foreign Public Officials Act of 1999, the UK Bribery Act of 2010 and the legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Antitrust Laws” has the meaning set forth in Section 6.8(c).

“Assets” has the meaning set forth in Section 3.19(d).

“Audited Financial Statements” has the meaning set forth in Section 3.4(a)(i).

“Business Combination” has the meaning ascribed to such term in the RONI Governing Documents (prior to the Domestication).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York or in the Cayman Islands; provided, however, that such commercial banks shall not be deemed to be authorized to be closed for purposes of this definition due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations.

“Buyer Balance Sheet” has the meaning set forth in Section 4.6(c).

“Buyer Bring-Down Certificate” has the meaning set forth in Section 8.3(d).

“Buyer Certificate of Formation” means the certificate of formation of the Buyer, as it may be amended and/or restated from time to time.

“Buyer Disclosure Schedules” means the Disclosure Schedules delivered by the Buyer to the Company concurrently with the execution and delivery of this Agreement.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2(a) (Non-Contravention), Section 4.3 (Buyer and RONI Holdings Capitalization), Section 4.5 (Brokerage), Section 4.6 (Business Activities), Section 4.8 (Organization of Buyer Parties), Section 4.10 (RONI Capitalization) and Section 4.12 (Trust Account).

“Buyer Governing Documents” means the Buyer Certificate of Formation and the Buyer LLCA, as in effect at such time.

“Buyer LLCA” means the amended and restated limited liability company agreement of the Buyer, dated as of December 5, 2022, as it may be amended and/or restated from time to time in accordance with its terms.

“Buyer Member” means RONI Holdings, in its capacity as sole member and managing member of the Buyer.

“Buyer Member Consent” has the meaning set forth in Section 6.10(d).

“Buyer Parties” has the meaning set forth in the Preamble.

“Buyer Party Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of a material amount of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving any Buyer Party (or any Subsidiary of any Buyer Party) and any party other than the Company or the Company Unitholders.

“Buyer Party Indebtedness” means, without duplication, with respect to the Buyer Parties, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of the Buyer Parties (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or security (including, for the avoidance of doubt, such obligations that are convertible into or exchangeable for Equity Securities of any Buyer Party), (c) for the deferred purchase price of assets, property, goods or services, business (other than trade payables incurred in the Ordinary Course of Business) or with respect to any conditional sale, title retention, consignment or similar arrangements, (d) for any lease classified as a capital or finance Lease in the Financial Statements or any obligation capitalized or required to be capitalized in accordance with GAAP, (e) for any letters of credit, bankers acceptances or other obligation by which any Buyer Party assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) except as set forth in Schedule 1.1(a), for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends declared or distributions payable but unpaid, (h) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, (i) with respect to any unpaid and accrued bonuses, severance and deferred compensation, whether or not accrued or funded (including deferred compensation payable as deferred purchase price) plus the employer portion of any payroll Taxes incurred in respect of such obligations (determined as though all such obligations were payable as of the Closing Date) and (j) in the nature of guarantees of the obligations described in clauses (a) through (j) above. For the avoidance of doubt, Buyer Party Indebtedness will (x) be measured on a consolidated basis and exclude any intercompany Buyer Party Indebtedness among the Buyer Parties which are wholly-owned, (y) exclude deferred revenue and (z) exclude any items included as a current liability in the calculation of Transaction Expenses.

“Buyer Party Transaction Expenses” means to the extent not paid as of the Closing:

(a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers (including any deferred underwriting discount), or other advisors, service providers or Representatives), including financial advisor and brokerage fees and commissions, incurred or payable by the Buyer Parties or the Sponsor (and, for the avoidance of doubt, not by the Group Companies or Company Unitholders) through the Closing in connection with the preparation of the financial statements in connection with the filings required in connection with the transactions contemplated by this Agreement, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Registration Statement/Proxy Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence and the Domestications) or in connection with Buyer Parties’ pursuit of a Business Combination, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with;

(b) any fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers, or other advisors, service providers or Representatives), including placement agent fees and commissions, incurred or payable by the Buyer Parties or the Sponsor through the Closing in connection with entry into and the negotiation of the Subscription Agreements and the consummation of the transactions contemplated by the Subscription Agreements or otherwise related to any financing activities in connection with the transactions contemplated hereby and the performance and compliance with all agreements and conditions contained therein;

(c) all fees, costs and expenses paid or payable pursuant to the Tail Policy with respect to the Buyer’s existing policies;

(d) all filing fees paid or payable to a Governmental Entity to be borne by the Buyer Parties pursuant to Section 6.8(a);

(e) all fees, costs and expenses paid or payable to the Transfer Agent;

(f) all outstanding Permitted Buyer Party Indebtedness; and

(g) all Transfer Taxes borne by the Buyer Parties pursuant to Section 7.1(d).

“Buyer Post-Closing Representation” has the meaning set forth in Section 10.16(b)(i).

“Cancelled Equity Interests” has the meaning set forth in Section 2.1(e)(iii).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Cayman Companies Act” has the meaning set forth in the Recitals.

“Cayman LLC Act” has the meaning set forth in the Recitals.

“CBA” has the meaning set forth in Section 3.9(a)(i).

“Certificate of Merger” has the meaning set forth in Section 2.1(d).

“Change in Recommendation” has the meaning set forth in Section 6.10(b).

“Clayton Act” means the Clayton Antitrust Act of 1914.

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.1(a).

“Closing Form 8-K” has the meaning set forth in Section 6.9(g).

“Closing Press Release” has the meaning set forth in Section 6.9(g).

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company A&R LLCA” has the meaning set forth in the Recitals.

“Company Accrued Income Taxes” means the sum of an amount determined with respect to each of the Group Companies equal to the aggregate excess, if any, in each jurisdiction of the current income Tax liabilities, over the aggregate current income Tax assets of the Group Companies with respect to such jurisdiction attributable to any Pre-Closing Tax Period. The calculation of Company Accrued Income Taxes shall (a) exclude any deferred Tax liabilities and deferred Tax assets, (b) not take into account the effect of any transactions taken by the Group Companies outside the ordinary course of business during the portion of the Closing Date after the time of Closing, (c) be determined in accordance with Section 7.1(b), (d) be determined treating all Transaction Tax Deductions as being allocated and attributable to a Pre-Closing Tax Period to the extent permitted by Law at a “more likely than not” or higher level of comfort, (e) take into account any credits and estimated or advance payments of Taxes to the extent available under applicable Law to reduce such current income Tax liabilities (not below zero), and (f) be calculated in accordance with the past practice of the Company in preparing income Tax Returns (including reporting positions, elections and accounting methods), in each case to the extent such past practice is at least “more likely than not” permitted by applicable Law.

“Company Bring-Down Certificate” has the meaning set forth in Section 8.2(c).

“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company to the Buyer concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each Employee Benefit Plan that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Group Companies or under or with respect to which any of the Group Companies has any Liability.

“Company Equity Interests” means Equity Interests of the Company.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.2(a) (Non-contravention), Section 3.3 (Capitalization) and Section 3.13 (Brokerage).

“Company Indebtedness” means, without duplication, with respect to the Group Companies, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of the Group Companies (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or security, (c) for the deferred purchase price of assets, property, goods or services, business (other than trade payables incurred in the Ordinary Course of Business) or with respect to any conditional sale, title retention, consignment or similar arrangements, (d) for any lease classified as a capital or finance Lease in the Financial Statements or any obligation capitalized or required to be capitalized in accordance with GAAP, (e) for any letters of credit, bankers acceptances or other obligation by which any Group Company assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) except as set forth in Schedule 1.1(b), for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends declared or distributions payable but unpaid, (h) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, (i) with respect to any unpaid and accrued bonuses, severance and deferred compensation, whether or not accrued or funded (including deferred compensation payable as deferred purchase price) plus the employer portion of any payroll Taxes incurred in respect of such obligations (determined as though all such obligations were payable as of the Closing Date), (j) for all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) for Pre-Closing Tax Periods that remain unpaid as of the Closing Date that any Group Company has elected to defer pursuant to Section 2302 of the CARES Act, (k) for all Taxes (including withholding Taxes) for Pre-Closing Tax Periods that remain unpaid as of the Closing Date deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), (l) for all Company Accrued Income Taxes and (m) in the nature of guarantees of the obligations described in clauses (a) through (l) above. For the avoidance of doubt, Company Indebtedness will (x) be measured on a consolidated basis and exclude any intercompany Company Indebtedness among the Group Companies which are wholly-owned, (y) exclude deferred revenue and (z) exclude any items included as a current liability in the calculation of Transaction Expenses.

“Company LLCA” means the Fourth Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of February 3, 2022 (as may be amended and/or restated from time to time in accordance with its terms).

“Company Post-Closing Representation” has the meaning set forth in Section 10.16(a)(i).

“Company Representative” has the meaning given such term in the form of RONI Holdings A&R LLCA attached hereto as Exhibit F.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Support Agreement” has the meaning set forth in the Recitals.

“Company Transaction Expenses” means to the extent not paid as of the Closing:

(a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other advisors, service providers or Representatives), incurred or payable by the Group Companies (and, for the avoidance of doubt, not by the Buyer Parties or the Sponsor) through the Closing in connection with the preparation of the Financial Statements, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Registration Statement/Proxy Statement and the consummation of the transactions contemplated hereby and thereby;

(b) any fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other advisors, service providers or Representatives), incurred or payable by any Group Company through the Closing in connection with entry into and the negotiation of the Subscription Agreements and the consummation of the transactions contemplated by the Subscription Agreements or otherwise related to any financing activities in connection with the transactions contemplated hereby and the performance and compliance with all agreements and conditions contained therein;

(c) all fees, costs and expenses paid or payable pursuant to the Tail Policy with respect to the Company’s existing policies;

(d) all filing fees paid or payable to a Governmental Entity to be borne by the Company pursuant to Section 6.8(a); and

(e) all Transfer Taxes borne by the Company pursuant to Section 7.1(d).

“Company Unitholder” means each holder of Company Units.

“Company Units” means the Shares, as defined in the Company LLCA, including all Profits Interests Shares.

“Company Written Consent” means a written consent of the Company Unitholders party to Company Support Agreements evidencing the approval of this Agreement, the Merger and the other Transactions.

“Compensation Committee” has the meaning set forth in Section 6.17.

“Competing Buyer” has the meaning set forth in Section 6.19(a).

“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Group Company, which upon consummation thereof, would result in any Group Company becoming a public company, (b) any direct or indirect sale (including by way of a merger, consolidation, exclusive license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Intellectual Property) or business of the Group Companies, taken as a whole, (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities convertible into equity of any Group Company (excluding any such sale between or among the Group Companies), or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred stock or other equity-linked securities (except to the extent contemplated hereby), in each case excluding the JDA Shares and the Interim Company Financing, or (d) any direct or indirect acquisition (whether by merger, acquisition, share exchange, reorganization, recapitalization, joint venture, consolidation or similar business combination transaction), but excluding procurement of assets in the Ordinary Course of Business (but not the acquisition of a Person or business via an asset transfer), by any Group Company of the equity or voting interests of, or a material portion of the assets or business of, a third party, in all cases of clauses (a) through (d), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer (including any Company Unitholders, other direct or indirect equityholder of any Group Company or any of their respective directors, officers or Affiliates (other than any Group Company) or any representatives of the foregoing).

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of January 13, 2022, by and between RONI and the Company as it may be amended and/or restated from time to time in accordance with its terms.

“Contract” means any written or oral contract, agreement, license or Lease (including any amendments thereto).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains, variants and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“D&O Provisions” has the meaning set forth in Section 6.13(a).

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to privacy, security, or data breach notification requirements: (i) all applicable Laws (including, as applicable, the General Data Protection Regulation (GDPR) (EU) 2016/679 and the California Consumer Privacy Act of 2018); (ii) the Company’s external-facing privacy policies; (iii) if applicable to the Company or any of its Affiliates, the Payment Card Industry Data Security Standard (PCI DSS), and any other industry or self-regulatory standard to which the Company or any of its Affiliates are bound or hold themselves out to the public as being in compliance with; and (iv) applicable provisions of Contracts with which the Company or any of its Affiliates are a party or bound.

“Data Room” has the meaning set forth in Section 10.5.

“Databases” means any and all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), together with all rights therein.

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Schedules” means the Buyer Disclosure Schedules and the Company Disclosure Schedules.

“DLLCA” has the meaning set forth in the Recitals.

“Domestication” has the meaning set forth in the Recitals.

“Domestication Intended Tax Treatment” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 2.1(d).

“Employee Benefit Plan” mean an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or independent contractor, transaction, change in control, retention, deferred compensation, vacation, sick pay or paid time-off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensation or benefit plan, program, policy, agreement, arrangement or Contract.

“Enforceable” means, with respect to any Contract stated to be enforceable by or against any Person, that such Contract is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Enterprise Value” means the sum of (a) $1,356,980,780, plus (b) the JDA Share Adjustment Amount, plus (c) the Interim Company Financing Cash.

“Environmental Laws” means all Laws concerning pollution or protection of the environment, natural resources or human health or safety (to the extent relating to exposure of Hazardous Materials), and the generation, handling, transport, use, treatment, storage, emission, release or disposal of Hazardous Materials.

“Equity Consideration” means a number of RONI Interests equal to the result of (a) Enterprise Value divided by (b) $10.00.

“Equity Interests” means, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted equity awards, restricted equity units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein).

“Equityholder Materials” has the meaning set forth in Section 2.3.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with any Group Company, is (or at a relevant time has been or would be) considered a single employer under Section 414 of the Code.

“EWG” means an “exempt wholesale generator,” as such term is defined in Section 1262(6) of PUHCA and FERC’s regulations at 18 C.F.R. § 366.1.

“Ex-Im Laws” means export, controls, import, deemed export, reexport, transfer, and retransfer controls, including, contained in the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by the U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Execution Date” has the meaning set forth in the Preamble.

“Executives” means Ron DeGregorio, Brian Allen, Akash Patel and Brock Forrest.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“FERC” means the Federal Energy Regulatory Commission and any successor.

“Financial Advisor” means (a) Barclays Capital Inc., as a co-placement agent and co-capital markets advisor to RONI in connection with the PIPE Investment, (b) Citigroup Global Markets Inc., as a co-placement agent and co-capital markets advisor to RONI in connection with the PIPE Investment, (c) Credit Suisse Securities (USA) LLC, as a co-placement agent to RONI in connection with the PIPE Investment, and financial advisor and capital markets advisor to the Company and (d) Guggenheim Securities, LLC, as financial advisor to RONI in connection with the Transactions.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Code Section 957, (c) a “specified foreign corporation” within the meaning of Code Section 965 or (d) a “passive foreign investment company” within the meaning of Code Section 1297.

“Fraud” means a knowing and intentional fraud committed by a Party in the making of a representation or warranty expressly set forth in this Agreement or any Ancillary Agreement or as affirmed in any certificate delivered pursuant hereto or thereto, as applicable; provided that (a) such representation or warranty was false or inaccurate at the time such representation or warranty was made or affirmed, (b) the Party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge) that such representation or warranty was false or inaccurate when made and (c) such Party had the specific intent to induce such other Party to act, or refrain from acting, or otherwise rely on such knowing and intentional misrepresentation (including entering into this Agreement or consummating the Transactions, as applicable). For the avoidance of doubt, (x) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness and (y) only the Party to this Agreement who committed a Fraud shall be responsible for such Fraud and only to the Party alleged to have suffered from such Fraud.

“Fully Diluted Number” means the total number of Company Units outstanding as of immediately prior to the Effective Time (including, for the avoidance of doubt, all Profits Interests Shares, taking into account their respective threshold amounts), determined on a fully-diluted, as-if exercised basis, whether or not exercised, exercisable, settled, eligible for settlement or vested.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means (a) in the case of a corporation or exempted company, its certificate of incorporation (or analogous document) and bylaws or memorandum and articles of association, in each case, as amended and/or restated from time to time (as applicable), (b) in the case of a limited liability company, its certificate of formation or registration (or analogous document) and limited liability company operating agreement or limited liability company agreement, in each case, as amended and/or restated from time to time, or (c) in the case of a Person other than a corporation, exempted company or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any federal, state, provincial, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Group Companies” means, collectively, the Company and the Company Subsidiaries.

“Hazardous Materials” means all substances, materials or wastes regulated by, or for which liability or standards of conduct may be imposed pursuant to, Environmental Laws, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials, lead, and per- and polyfluoroalkyl substances.

“Holdings Domestication” has the meaning set forth in the Recitals.

“Holdings Domestication Intended Tax Treatment” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Improvements” has the meaning set forth in Section 3.7(b).

“Indemnified Persons” has the meaning set forth in Section 6.13.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means rights in all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, social media identifiers and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, Databases and collection of data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (“Trade Secret”), (f) all Software, and (g) all other similar proprietary rights.

“Intended Tax Treatment” has the meaning set forth in Section 7.1(e).

“Interested Party” means the Company Unitholders, and any of their respective directors, executive officers or Affiliates (other than any Group Company).

“Interim Company Financing” means any capital contribution, debt financing, equity financing or any combination of the foregoing provided by any Company Unitholders to the Company at least ten Business Days prior to the Closing on arms-length terms, in an aggregate amount not to exceed $25,000,000; provided that any such capital contribution, debt financing or equity financing would neither (a) obligate the Company to issue any Equity Interests other than Company Units, to be issued prior to the Effective Time such that each such Company Unit (if any) is included in the Fully Diluted Number, nor (b) result in the issuance of Company Units, or other interests convertible into Company Units, at a value less than the Per Company Unit Value.

“Interim Company Financing Cash” means, as of the Closing Date, the aggregate amount (without duplication) of all cash proceeds from any Interim Company Financing then held by the Group Companies net of any Indebtedness incurred as a result of any Interim Company Financing and then outstanding.

“Internal Controls” has the meaning set forth in Section 3.4(c).

“IRS” has the meaning set forth in Section 3.15(a).

“IT Systems” means all computer hardware (including hardware, firmware, middleware, peripherals, communication equipment and links, storage media, networks, networking equipment, power supplies and any other components used in conjunction with such), servers, data processing systems, data communication lines, routers, hubs, switches, Databases and all other information technology equipment, and related documentation, in each case, owned or controlled by, or otherwise provided under contract to, the Company or any of its Affiliates and used in the operation of their businesses.

“JDA” means that certain Joint Development Agreement, by and among the Company, NPI and, solely for purposes of Sections 7, 9, 15 and 17 thereunder, Nuovo Pignone Tecnologie S.r.l., an Italian limited liability company, dated as of February 3, 2022, as the same may be amended from time to time.

“JDA Related Expenditures” means any and all amounts incurred by the Company, including amounts of cash spent, Company Units issued or expenses otherwise accrued by the Company, whether payable to the counterparties under the JDA or to other Persons, in each case, in reasonable furtherance of the joint development activities contemplated by and in accordance with the JDA.

“JDA Share Adjustment Amount” means the lesser of (a) the product obtained by multiplying (i) the aggregate number of JDA Shares by (ii) the Per Company Unit Value and (b) the product obtained by multiplying (i) 100,000 JDA Shares by (ii) Per Company Unit Value.

“JDA Shares” means any Company Units issued by the Company to NPI (or its designee) pursuant to the JDA during the Pre-Closing Period, excluding any such Company Units issued pursuant to Section 4.4(b) or Section 4.4(c) of the JDA.

“JOBS Act” has the meaning set forth in Section 6.3(b).

“Kirkland” means Kirkland & Ellis LLP.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives, including after reasonable due inquiry of such Executive’s direct reports and (b) as used in the phrase “to the Knowledge of the Buyer” or phrases of similar import means the actual knowledge of Daniel Joseph Rice IV, J. Kyle Derham and James Wilmot Rogers, including after reasonable due inquiry of such individual’s direct reports.

“Latest Balance Sheet Date” means September 30, 2022.

“Laws” means all laws, common law, acts, statutes, constitutions, ordinances, codes, rules, regulations, rulings and any Orders.

“Leased Real Property” means all leasehold or subleasehold estates to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leases” means all leases, subleases, or licenses pursuant to which any Group Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto) but excluding all Permits.

“Liability” or “Liabilities” means any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, direct or indirect, due or to become due or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority easements, covenants, restrictions and security interests thereon.

“LLCA Amendment and Restatement” has the meaning set forth in Section 2.1(f).

“Lookback Date” means the date which is three years prior to the Execution Date.

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect upon (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Group Companies, taken as a whole, to perform their respective obligations and to consummate the transactions contemplated hereby and by the Ancillary Agreements; provided, however, that, with respect to the foregoing clause (a), none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are generally applicable to the industries or markets in which the Group Companies operate; (ii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Execution Date; (iii) any failure of any Group Company to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred, but only to the extent otherwise permitted to be taken into account); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets or securities markets; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster or act of God, including the COVID-19 pandemic; (vi) any national or international political conditions in any jurisdiction in which the Group Companies conduct business; (vii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (viii) any consequences arising from any action: (A) taken by a Party and that is expressly required by this Agreement (other than the Group Companies’ compliance with Section 5.1(a)) or (B) taken by any Group Company at the express direction of any Buyer Party or any Affiliate thereof; (ix) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any Law or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19); or (x) effects, events, changes, occurrences or circumstances resulting from the announcement or the existence of, this Agreement or the transactions contemplated hereby or the identity of the Buyer or its Affiliates; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (ii), (iv), (v), (vi) and (vii) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Group Companies operate.

“Material Contract” has the meaning set forth in Section 3.9(b).

“Material Leases” has the meaning set forth in Section 3.7(a).

“Material Suppliers” means the top 10 suppliers of materials, products or services to the Group Companies, taken as a whole (measured by aggregate amount purchased by the Group Companies) during the 12 months ended December 31, 2021.

“Merger” has the meaning set forth in the Recitals.

“Merger Intended Tax Treatment” has the meaning set forth in Section 7.1(e).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Interests” means the limited liability company interests of Merger Sub.

“Minimum Cash Amount” means $200,000,000.

“Mintz” has the meaning set forth in Section 10.16(a)(i).

“Non-Party Affiliate” has the meaning set forth in Section 10.14.

“NPI” means Nuovo Pignone International, S.r.l., an Italian limited liability company.

“NYSE Listing Application” has the meaning set forth in Section 6.4.

“OFAC” has the meaning set forth in the definition of “Sanctions.”

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, any action taken by such Person in the ordinary course of business consistent with past practice.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the ordinary course of business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Ordinary Resolution” has the meaning given to that term in the RONI Governing Documents.

“Outside Date” has the meaning set forth in Section 9.1(c).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Party” has the meaning set forth in the Preamble.

“Pass-Through Income Tax” means any income Tax with respect to which the Company Unitholders (or any of their direct or indirect owners) would be primarily liable as a matter of Tax Law (e.g., the income Tax liability for items of income, gain, loss, deduction and credit passed-through to owners of an entity treated as a partnership for U.S. federal income Tax purposes).

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Company Unit Value” means $319.21.

“Permits” has the meaning set forth in Section 3.17(b).

“Permitted Buyer Party Indebtedness” has the meaning set forth in Section 5.2(a)(vi).

“Permitted Equity Financing” means purchases of RONI Class A Shares on or prior to the Closing pursuant to Section 6.12.

“Permitted Equity Financing Proceeds” has the meaning set forth in Section 6.12.

“Permitted Equity Subscription Agreements” has the meaning set forth in Section 6.12.

“Permitted Liens” means (a) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar Liens of record affecting title to the underlying fee interest in the Leased Real Property or the applicable Group Company’s interests therein which do not materially impair the current use or occupancy of such Leased Real Property in the operation of the business of any of the Group Companies currently conducted thereon, (b) statutory liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith through appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (d) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (e) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws, (f) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity having jurisdiction over the Leased Real Property, which do not materially impair the applicable Group Company’s current use or occupancy of the Leased Real Property, (g) in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof, (h) Securities Liens or (i) those Liens set forth on Schedule 1.1(c).

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, exempted company, limited liability company, entity or Governmental Entity.

“Personal Information” means any information that is defined as “personal information,” “personal data” or similar terms under applicable Privacy Laws, including, as applicable, any such information that (a) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household or device, (b) is subject to a Data Privacy and Security Requirement, or (c) are names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers.

“PGC” means “power generation company,” as such term is defined in PURA and 16 Tex. Admin. Code § 25.5.

“PIPE Investment” has the meaning set forth in the Recitals.

“PIPE Investor” has the meaning set forth in the Recitals.

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Privacy Laws” means all applicable Laws pertaining to data protection, data privacy, data security, and cybersecurity.

“Proceeding” means any action, claim, suit, charge, petition, litigation, complaint, investigation, audit, examination, assessment, notice of violation, citation, arbitration, mediation, inquiry or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Profits Interests Shares” has the meaning set forth in the Company LLCA. For the avoidance of doubt, all Profits Interests Shares that vest in advance of the Closing or are otherwise accelerated in connection with the Closing shall be deemed “vested” for purposes of this Agreement.

“Proprietary Software” means all Software owned, or purported to be owned, by any Group Company.

“PTET Election” means any election under applicable state or local income Tax Law by or with respect to any Group Company pursuant to which such Group Company will incur or otherwise be liable for any “Specified Income Tax Payment” as defined by IRS Notice 2020-75.

“PUCT” means the Public Utility Commission of Texas or any successor.

“PUHCA” means the Public Utility Holding Company Act of 2005.

“PURA” means the Texas Public Utility Regulatory Act.

“Registration Statement/Proxy Statement” has the meaning set forth in Section 6.9(c).

“Representatives” means, with respect to any Person, the officers, directors, managers, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers, engineers and other advisors or consultants) of such Person, to the extent that such officer, director, employee, representative or agent of such Person is acting in his or her capacity as an officer, director, employee, representative or agent of such Person.

“Retiree Welfare Plan” has the meaning set forth in Section 3.15(b).

“RONI” has the meaning set forth in the Preamble.

“RONI Board” means the Board of Directors of RONI.

“RONI Bylaws” has the meaning set forth in the Recitals.

“RONI Charter” has the meaning set forth in the Recitals.

“RONI Class A Shares” means (a) prior to the Domestication, Class A ordinary shares of a par value of USD $0.0001 each in the capital of RONI and, (b) from and after the Domestication, shares of Class A common stock, par value $0.0001 per share, of RONI, in each case, as contemplated by the RONI Governing Documents. Any reference to the RONI Class A Shares or the RONI Shares in this Agreement or any Ancillary Agreement shall be deemed to refer to clause (a) or clause (b) of this definition, as the context so requires.

“RONI Class B Shares” means (a) prior to the Domestication, Class B ordinary shares of a par value of USD $0.0001 each in the capital of RONI and, (b) from and after the Domestication, shares of Class B common stock, par value $0.0001 per share, of RONI, in each case, as contemplated by the RONI Governing Documents. Any reference to the RONI Class B Shares or the RONI Shares in this Agreement or any Ancillary Agreement shall be deemed to refer to clause (a) or clause (b) of this definition, as the context so requires.

“RONI Governing Documents” means (a) prior to the Domestication, the Amended and Restated Memorandum and Articles of Association of RONI, as may be amended from time to time and, (b) from and after the Domestication, the RONI Charter and RONI Bylaws.

“RONI Holdings” has the meaning set forth in the Preamble.

“RONI Holdings A&R LLCA” has the meaning set forth in the Recitals.

“RONI Holdings Class A Units” means, collectively, the issued and outstanding Class A Units of RONI Holdings, (a) prior to the Domestication, as issued and outstanding pursuant to the terms of the RONI Holdings LLCA, and, (b) from and after the Domestication, as issued and outstanding pursuant to the terms of the RONI Holdings A&R LLCA. Any reference to the RONI Holdings Class A Units or to the RONI Holdings Common Units in this Agreement or any Ancillary Agreement shall be deemed to refer to clause (a) or clause (b) of this definition, as the context so requires.

“RONI Holdings Class B Units” means, collectively, the issued and outstanding Class B Units of RONI Holdings, (a) prior to the Domestication, as issued and outstanding pursuant to the terms of the RONI Holdings LLCA, and, (b) from and after the Domestication, as issued and outstanding pursuant to the terms of the RONI Holdings A&R LLCA. Any reference to the RONI Holdings Class B Units or to the RONI Holdings Common Units in this Agreement or any Ancillary Agreement shall be deemed to refer to clause (a) or clause (b) of this definition, as the context so requires.

“RONI Holdings Common Units” means, collectively, the RONI Holdings Class A Units and the RONI Holdings Class B Units.

“RONI Holdings LLCA” means the amended and restated limited liability company agreement of RONI Holdings, dated June 15, 2021 as it may be amended and/or restated from time to time in accordance with its terms.

“RONI Holdings Required Consent” means that certain action by written consent of even date herewith approving the Holdings Domestication and the adoption of the RONI Holdings A&R LLCA in connection with Closing, executed by the requisite members of RONI Holdings whose approval is necessary to approve the same, in each case, in accordance with the RONI Holdings LLCA and applicable Law.

“RONI Interest” means, collectively, one RONI Holdings Class A Unit and one RONI Class B Share (i.e., one RONI Interest is equivalent to one RONI Holdings Class A Unit and one RONI Class B Share).

“RONI Intervening Event” means any fact, circumstance, event, development, change or condition or combination thereof that (a) was not known by, or the consequences of which were not reasonably foreseeable to, the RONI Board as of the date of this Agreement and becomes known by, or the consequences of which become reasonably foreseeable to, the RONI Board after the date hereof and prior to the receipt of the RONI Required Vote, (b) does not relate to a Buyer Party Competing Transaction or RONI Share Redemption and (c) constitutes a material adverse effect for RONI or a Material Adverse Effect; provided, however, that (x) any change in the price or trading volume of RONI Class A Shares and (y) any change, event, circumstance, occurrence, effect, development or state of facts that is not permitted to be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur shall in the case of clause (c) of this definition be excluded for purposes of determining whether a RONI Intervening Event has occurred.

“RONI Intervening Event Notice” has the meaning set forth in Section 6.10(b).

“RONI Intervening Event Notice Period” has the meaning set forth in Section 6.10(b).

“RONI Public Securities” means the issued and outstanding RONI Class A Shares and RONI Warrants.

“RONI Record Date” has the meaning set forth in Section 6.9(c).

“RONI Required Vote” means the approval by the affirmative vote of the holders of the requisite number of RONI Shares entitled to vote thereon, whether in person or by proxy at the RONI Special Meeting (or any adjournment thereof), in accordance with the RONI Governing Documents and applicable Law, of each of the following: (i) the adoption and approval of this Agreement and the Transactions, (ii) the approval of the issuance of RONI Shares, including any RONI Shares to be issued in connection with the Transactions, the PIPE Investment and any applicable Permitted Equity Financing, as may be required under the Stock Exchange listing requirements, (iii) the Domestication and (iv) the adoption and approval of the RONI Charter.

“RONI SEC Documents” has the meaning set forth in Section 4.13(a).

“RONI SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by RONI with the SEC, including the Registration Statement/Proxy Statement, Additional RONI Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“RONI Share Redemption” means the election of an eligible holder of RONI Class A Shares (as determined in accordance with the applicable RONI Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s RONI Class A Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the RONI Governing Documents and the Trust Agreement) in connection with the RONI Special Meeting.

“RONI Shares” means, collectively, RONI Class A Shares and RONI Class B Shares, in each case, as issued and outstanding pursuant to the terms of the RONI Governing Documents.

“RONI Special Meeting” means an extraordinary general meeting of the holders of RONI Shares to be held for the purpose of voting on whether to approve the RONI Stockholder Voting Matters.

“RONI Stockholder Voting Matters” means, collectively, proposals to approve, (a) by Ordinary Resolution (i) the adoption and approval of this Agreement and the Transactions, (ii) the approval of the issuance of RONI Shares, including any RONI Shares to be issued in connection with the Transactions, including the PIPE Investment and any applicable Permitted Equity Financing, as may be required under the Stock Exchange listing requirements, (iii) the adoption and approval of the 2023 Omnibus Incentive Plan; and (b) by Special Resolution (i) the Domestication and (ii) the adoption and approval of the RONI Charter.

“RONI Stockholders” means the holders of RONI Shares.

“RONI Warrants” means, as then issued and outstanding, warrants exercisable for one RONI Class A Share, pursuant to the Warrant Agreement.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions (including, Cuba, Iran, North Korea, Venezuela, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is: (a) listed on any list of individuals and/or entities with which the Sanctions restrict or prohibit dealings, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions, (b) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a), or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, or the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means a data security breach or breach of Personal Information under applicable Laws.

“Security Incident” means any successful unauthorized access, use, disclosure, exfiltration, modification or destruction of information stored on, or interference with, IT Systems, including any ransomware or malware attack.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Signing Form 8-K” has the meaning set forth in Section 6.9(b).

“Signing Press Release” has the meaning set forth in Section 6.9(b).

“Software” means all computer software programs and Databases (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), whether in source code, object code or human readable form, and manuals, design notes, programmers’ notes and other documentation related to or associated with any of the foregoing.

“Special Resolution” has the meaning given to that term in the RONI Governing Documents.

“Sponsor” means Rice Acquisition Sponsor II LLC.

“Sponsor Letter Agreement” has the meaning set forth in the Recitals.

“Sponsor Related Person Transactions” has the meaning set forth in Section 6.9(b).

“Sponsor RONI Interest”, either or both of, (a) one RONI Holdings Class A Unit or one RONI Class B Unit, as applicable, and one RONI Class B Share or (b) one RONI Class A Share, with a RONI Holdings Class A Unit held by or issued to, as the context requires, RONI, as applicable.

“State Commission” has the meaning set forth in 18 C.F.R. § 1.101(k).

“Stock Exchange” means the New York Stock Exchange.

“Stockholders Agreement” has the meaning set forth in the Recitals.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subscription Agreement” has the meaning set forth in the Recitals.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Surviving Company” has the meaning set forth in Section 2.1(d).

“Tail Policy” has the meaning set forth in Section 6.13(b)(ii).

“Tax” or “Taxes” means all net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), unclaimed property, escheat, sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, environmental or other taxes, or other assessments, duties or similar charges in the nature of tax, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, (b) any Liability for, or in respect of the payment of, any amount of a type described in clause (a) of this definition as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of any Law) or being a member of an affiliated, combined, consolidated, unitary, aggregate or other group for Tax purposes and (c) any Liability for, or in respect of the payment of, any amount described in clause (a) or (b) of this definition as a transferee or successor, by contract, or by operation of Law.

“Tax Contest” has the meaning set forth in Section 7.1(h).

“Tax Positions” has the meaning set forth in Section 7.1(f).

“Tax Receivable Agreement” has the meaning set forth in the Recitals.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Trade Controls” has the meaning set forth in Section 3.22(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Expenses” means the Buyer Party Transaction Expenses and the Company Transaction Expenses.

“Transaction Tax Deductions” means any amount that is deductible for income Tax purposes that is incurred by any Group Company in connection with the transactions contemplated herein (excluding, for the avoidance of doubt, any amount (including with respect to any Transaction Expense) that is or was an obligation of, or incurred or payable by, the Buyer or the Sponsor or their relevant Affiliates), including (a) the payment of stay bonuses, sales bonuses, change in control payments, severance payments, retention payments or similar payments made by any Group Company on or around the Closing Date; (b) the fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by any Group Company with respect to the payment of Company Indebtedness by (or for the benefit of) the Group Companies on or prior to the Closing Date; (c) the employer portion of the amount of any employment taxes with respect to the amounts set forth in clause (a) of this definition paid by any Group Company on or prior to the Closing Date; and (d) the payment of any other Transaction Expenses not included in clauses (a) through (c). The amount of the Transaction Tax Deductions will be computed assuming that an election is made under Revenue Procedure 2011-29 to deduct 70% of any Transaction Tax Deductions that are success-based fees (as described in Revenue Procedure 2011-29).

“Transactions” has the meaning set forth in the Recitals.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes incurred in connection with the Merger.

“Treasury Interests Share Cancellation” has the meaning set forth in Section 2.1(e)(iii).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trust Account” means the trust account established by RONI pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of June 15, 2021, by and between RONI and Continental Stock Transfer & Trust Company.

“Trust Amount” has the meaning set forth in Section 4.12.

“Trust Distributions” has the meaning set forth in Section 10.9.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unaudited Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a)(ii).

“Waived 280G Benefits” has the meaning set forth in Section 6.16.

“Waiving Parties” has the meaning set forth in Section 10.16(a)(i).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

“Warrant Agreement” means that certain Warrant Agreement, dated as of June 15, 2021, between RONI and the Transfer Agent as it may be amended and/or restated from time to time in accordance with its terms.

Article II
THE MERGER; CLOSING

Section 2.1  Closing Transactions; Merger.

(a)  Closing. The closing of the Transactions (the “Closing”) shall take place by conference call and by exchange of signature pages by email or other electronic transmission at 9:00 a.m. Eastern Time on (i) the fourth Business Day after the conditions set forth in Article VIII have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (ii) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

(b)  Domestication. On the Closing Date, prior to the Holdings Domestication and the Effective Time, the Parties shall cause the Domestication to become effective in accordance with Section 388 of the DGCL and Part XII of the Cayman Companies Act by (i) completing and making all filings required to be made with the Registrar of Companies in the Cayman Islands to effect the Domestication and (ii) filing with the Secretary of State of the State of Delaware, (A) a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to RONI and the Company, and (B) the RONI Charter, pursuant to which, RONI’s name shall be changed to “NET Power Inc.”. In connection with the Domestication, (x) each then issued and outstanding RONI Class A Share will convert automatically, on a one-for-one basis, from a Class A ordinary share of a par value of USD $0.0001 in the capital of RONI to a share of Class A common stock, par value $0.0001 per share, of RONI, (y) each then issued and outstanding RONI Class B Share will convert automatically, on a one-for-one basis, from a Class B ordinary share of a par value of USD $0.0001 in the capital of RONI to a share of Class B common stock, par value $0.0001 per share, of RONI, and (z) each RONI Warrant will convert automatically, on a one-for-one basis, from a whole warrant exercisable for one Class A ordinary share of a par value of USD $0.0001 in the capital of RONI into a whole warrant exercisable for one share of Class A common stock, par value $0.0001 per share, of RONI, pursuant to the Warrant Agreement; provided, however, that, in connection with the foregoing clauses (x), (y) and (z), each issued and outstanding unit, composed of one RONI Share and one-fourth of one RONI Warrant, that has not previously been separated into the underlying RONI Share and one-fourth of one RONI Warrant prior to the Domestication shall, for the avoidance of doubt, be treated as though such separation occurred immediately prior to the Domestication.

(c)  Holdings Domestication. On the Closing Date, following the Domestication and prior to the Effective Time, the Parties shall cause the Holdings Domestication to become effective in accordance with Section 18-212 of the DLLCA and Part 10 of the Cayman LLC Act by (i) completing and making all filings required to be made with the Registrar of Limited Liability Companies in the Cayman Islands to effect the Holdings Domestication and (ii) filing with the Secretary of State of the State of Delaware, a Certificate of Formation and a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to RONI and the Company, pursuant to which, RONI Holdings’ name shall be changed to “NET Power Operations LLC”. In connection with the Holdings Domestication, (x) each then issued and outstanding RONI Holdings Class A Unit will convert automatically, on a one-for-one basis, from a Class A Unit of RONI Holdings as issued and outstanding pursuant to the terms of the RONI Holdings LLCA to a Class A Unit of RONI Holdings as issued and outstanding pursuant to the terms of the RONI Holdings A&R LLCA, and (y) each then issued and outstanding RONI Holdings Class B Unit will convert automatically, on a one-for-one basis, from a Class B Unit of RONI Holdings as issued and outstanding pursuant to the terms of the RONI Holdings LLCA to either (i) a Class A Unit of RONI Holdings as issued and outstanding pursuant to the terms of the RONI Holdings A&R LLCA or (ii) a Class B Unit of RONI Holdings as issued and outstanding pursuant to the terms of the RONI Holdings A&R LLCA.

(d)  Merger; Effective Time. Upon the terms and subject to the conditions set forth herein, following each of the Domestication and the Holdings Domestication, and in accordance with the DLLCA, on the Closing Date, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate legal existence of Merger Sub shall cease, and the Company shall continue as the surviving company (sometimes referred to, in such capacity, as the “Surviving Company”). On the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in such form as required by, and executed in accordance with, Section 18-209 of the DLLCA, as applicable (the date and time of the filing with the Secretary of State of the State of Delaware, or, if another later date and time is specified in such filing, such specified later date and time, being the “Effective Time”).

(e)  Effect of the Merger; Treatment of Equity Securities.

(i)  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Buyer Governing Documents, the RONI Governing Documents, the organizational documents of the Group Companies and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Company, and all debts, liabilities, duties and obligations of Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Company. In addition, at the Effective Time, by virtue of the Merger and without any action on the part of any Party, all of the Merger Sub Interests shall be cancelled for no consideration, shall cease to exist and shall no longer be outstanding and shall be converted into all of the limited liability company interests in the Company, and Buyer shall be admitted as a member of the Company and shall continue the Company without dissolution.

(ii)  Company Equity Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any Party, all the Company Equity Interests that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Equity Interests) shall, at the Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and shall be converted into (and upon such conversion pursuant to this Section 2.1(e)(ii) shall have no further rights with respect thereto) the right to receive the RONI Interests as set forth in the Allocation Schedule (or, in the case of phantom equity grants, to track the economic value of the RONI Interests). Each member of the Company immediately prior to the Effective Time shall, at the Effective Time and without any action on the part of any Person, cease to be a member of the Company. The RONI Interests payable with respect to the Company Equity Interests will continue to have, and be subject to, the same terms and conditions (including vesting conditions) relating thereto as in effect immediately prior to the Effective Time.

(iii)  Equity Interests Held in Treasury or Owned. At the Effective Time, by virtue of the Merger and without any action on the part of any Party, any Company Equity Interests that are held in the treasury of the Company or owned by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof (the “Treasury Interests Share Cancellation”), and no payment shall be made with respect thereto (any such limited liability company interests or other Equity Interests or such Company Units, “Cancelled Equity Interests”). At the Effective Time, the Company shall have taken all actions necessary to effectuate this Section 2.1(e)(iii) in accordance with the Company LLCA.

(f)  Company Certificate of Formation and Company LLCA Amendment and Restatement. At the Effective Time, the certificate of formation of the Company (as previously amended and/or restated) shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with applicable law. At the Effective Time, by virtue of the Merger, the Company LLCA shall be amended and restated as set forth on Exhibit G hereto and shall thereafter be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable law (the “LLCA Amendment and Restatement”).

(g)  Directors and Officers. Immediately after the Effective Time, (i) the Sponsor, RONI and the Company shall cooperate and take any actions necessary so that the board of directors of RONI shall be composed as set forth in the Stockholders Agreement, to serve in accordance with the RONI Governing Documents and (ii) the officers of RONI to be effective from and after the Closing shall be as set forth in Schedule 2.1(g). Effective as of the Effective Time, (A) the Sponsor, RONI, RONI Holdings and the Company shall cooperate and take any actions necessary so that RONI remains the managing member of RONI Holdings as of the Closing, to serve in accordance with the RONI Holdings A&R LLCA, and (B) the officers of RONI Holdings to be effective from and after the Closing shall be as set forth in Schedule 2.1(g), to serve in accordance with the RONI Holdings A&R LLCA. Immediately following the Closing, the Buyer (through the Buyer’s governing body), as sole member of the Surviving Company, shall appoint the officers of the Surviving Company, to be effective immediately after the Closing, each to hold office in accordance with the Company A&R LLCA. The Surviving Company shall be member-managed, and in connection with the LLCA Amendment and Restatement, the Buyer shall be admitted as the sole member and the managing member of the Company pursuant to the terms of the Company A&R LLCA.

Section 2.2  Allocation Schedule; Payment of Equity Consideration.

(a)  Allocation Schedule. Attached hereto as Exhibit J is an Allocation Schedule, prepared by the Company for illustrative purposes, setting forth: (i) the name of each Company Equity Interest holder; (ii) the number and type of Company Equity Interests held by each such Company Equity Interest holder; (iii) the Fully Diluted Number as of the Execution Date, and the portion thereof attributable to each Company Equity Interest holder; and (iv) the amount of Equity Consideration attributable to each such Company Equity Interest holder’s Company Equity Interests in accordance with the Company LLCA and this Agreement. No later than ten Business Days prior to the Closing, the Company shall deliver to the Buyer an updated Allocation Schedule, prepared in conformance with the principles set forth in Exhibit J, which shall be updated to reflect: (A) the JDA Share Adjustment Amount as of the Closing Date; (B) the Interim Company Financing Cash; (C) the calculation of the Equity Consideration; and (D) the Fully Diluted Number as of the Closing Date; and thereby set forth the final allocation of the Equity Consideration among the holders of Company Equity Interests as of the Effective Time in accordance with the Company LLCA and this Agreement. Following the delivery thereof, the Company will provide the Buyer and their accountants and other Representatives with a reasonable opportunity to review the Allocation Schedule. At least two Business Days prior to the Closing Date, the Buyer may notify the Company of any comments or questions with respect to the Allocation Schedule and the Company shall (x) consider in good faith such comments or questions and (y) prepare and deliver an updated Allocation Schedule to the Company prior to the Closing Date reflecting any agreed upon changes resulting from such comments or questions. Notwithstanding the foregoing, the Allocation Schedule ultimately delivered by the Company to the Buyer in accordance with this Agreement shall control. The Company hereby acknowledges and agrees that the Buyer Parties may rely upon the Allocation Schedule, and in no event will the Buyer or any of its Affiliates (including the Surviving Company) have any liability to any Company Unitholder or other Person with respect to the Allocation Schedule delivered pursuant to this Agreement or on account of shares issued in accordance with the terms hereof as set forth in the Allocation Schedule; provided, that, for the avoidance of doubt, in no event shall the amounts set forth on the Allocation Schedule result in, or require the Buyer to issue a number of RONI Interests greater, in the aggregate, than the Equity Consideration.

(b)  Payment of the Equity Consideration. At the Effective Time, RONI shall cause (i) the Transfer Agent to issue to each Company Unitholder as of the Effective Time, evidence of book-entry shares representing the whole number of RONI Class B Shares and (ii) RONI Holdings to provide to each Company Unitholder, evidence of book-entry RONI Holdings Class A Units, in each case, to which such Company Unitholder is entitled, as applicable, pursuant to Section 2.1(e)(ii) and Section 2.2(a), to receive in respect of the Company Equity Interests held by such Company Unitholder.

(c)  Payment of Transaction Expenses. On the terms and subject to the conditions set forth herein, on the Closing Date, immediately after the Effective Time, the Surviving Company shall be responsible for, and shall pay or cause to be paid, out of cash proceeds received in the Transactions (including by way of net payments in the Closing flow of funds) the Transaction Expenses to the accounts provided by the Parties, which account information and wire instructions therefor shall be made available at least two Business Days prior to the Closing Date.

Section 2.3  Procedures for Company Unitholders. Prior to the Closing Date, the Company shall request in writing that the Persons set forth on Schedule 2.3 deliver, or cause to be delivered, not less than five Business Days prior to the Closing Date, duly executed counterparts to the Stockholders Agreement, in each case, executed by such Persons (such materials, collectively, the “Equityholder Materials”).

Section 2.4  Company Closing Deliveries. At the Closing, the Company shall deliver, or shall cause to be delivered, the following:

(a)  to the Buyer, duly executed counterparts of the Stockholders Agreement;

(b)  to the Buyer, duly executed counterparts of each of the applicable Company Unitholders in respect of the RONI Holdings A&R LLCA, executed by each respective applicable Company Unitholders;

(c)  to the Buyer, a duly executed copy of the Certificate of Merger;

(d)  to the Buyer, written resignations, effective as of the Closing, of all members of the board of managers of the Company;

(e)  to the Buyer, (i) a properly completed IRS Form W-9, duly executed by each Company Unitholder and (ii) a certificate, duly executed and acknowledged by the Company, certifying that 50% or more of the value of the gross assets of the Company does not consist of U.S. real property, or that 90% or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents; provided, however, that Buyer’s sole recourse in connection with Company failing to deliver or causing to be delivered any such form or certificate shall be to withhold any Taxes required to be withheld in accordance with applicable Law pursuant to Section 2.6;

(f)  to the Buyer evidence of the termination of the Affiliated Transactions required to be terminated pursuant to Section 6.15;

(g)  to the Buyer, duly executed counterparts to the Tax Receivable Agreement; and

(h)  to the Buyer, a duly executed Company Bring-Down Certificate from an authorized Person of the Company.

Section 2.5  Buyer Deliveries. At Closing, the Buyer shall deliver, or shall cause to be delivered, the following:

(a)  to each Company Unitholder, evidence of the issuance of the whole RONI Interests in book-entry form and not certificated, issuable to such Company Unitholder in respect of the Company Units held by such Company Unitholder pursuant to the Merger as provided in Section 2.1(e)(ii);

(b)  to the Company, a duly executed counterpart from the Buyer and, to the extent applicable, RONI, its officers and directors and RONI Holdings, to each of (i) the Company A&R LLCA, (ii) the RONI Holdings A&R LLCA, (iii) the Tax Receivable Agreement and (iv) the Stockholders Agreement;

(c)  to the Company, a duly executed Buyer Bring-Down Certificate from an authorized Person of the Buyer; and

(d)  to the Company, (i) a properly completed IRS Form W-9, duly executed by RONI Holdings and (ii) a certificate, duly executed and acknowledged by RONI Holdings, certifying that 50% or more of the value of the gross assets of RONI Holdings does not consist of U.S. real property interests, or that 90% or more of the value of the gross assets of RONI Holdings does not consist of U.S. real property interests plus cash or cash equivalents.

Section 2.6  Withholding and Wage Payments.

(a)  The Buyer and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that such Person shall use commercially reasonable efforts to notify any applicable payee prior to the making of such deduction or withholding and shall reasonably cooperate with such payee to determine whether any such deduction or withholding are required under applicable Law and to use commercially reasonable efforts to obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable Law, such deduction and withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity on behalf of the Person with respect to whom such withholding was made, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding were made.

(b)  Notwithstanding the foregoing, to the extent that any amount payable pursuant to this Agreement is being paid to any employee or similar Person of any Group Company that constitutes “wages” or other relevant compensatory amount, such amount shall be deposited in the payroll account of the applicable Group Company and the amounts due to such employee or similar Person (net of withholding) shall be paid to such Person pursuant to the next practicable scheduled payroll of the applicable Group Company.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

As an inducement to the Buyer Parties to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the Company Disclosure Schedules, the Company represents and warrants to the Buyer Parties as follows:

Section 3.1  Organization; Authority; Enforceability.

(a)  The Company is a limited liability company formed under the Laws of the State of Delaware. Each other Group Company is a corporation, limited liability company or other business entity, as the case may be, and each Group Company is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable), except where the failure to be in good standing would not, individually or in the aggregate, be material to the Group Companies, taken as a whole.

(b)  Each Group Company has all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c)  Each Group Company is duly qualified, licensed or registered to do business under the Laws of each jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, be material to the Group Companies, taken as a whole.

(d)  No Group Company is in violation of any of its Governing Documents. None of the Group Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than internal reorganizations conducted in the Ordinary Course of Business) or similar proceeding.

(e)  Other than as set forth on Schedule 3.1(e), the Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each Group Company has the requisite corporate, limited liability company or other business entity power and authority, as applicable, to execute and deliver the Ancillary Agreements to which it is or will be a party and, subject to receiving the Company Written Consent, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Other than as set forth on Schedule 3.1(e), the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Group Companies have been duly authorized by all necessary corporate, limited liability company or other business entity actions, as applicable. This Agreement has been, and each of the Ancillary Agreements to which each Group Company will be a party will be, duly executed and delivered by such Group Company and are Enforceable against each applicable Group Company, assuming the approvals set forth on Schedule 3.1(e) are obtained.

Section 3.2  Non-contravention; Governmental Approvals. Subject to the receipt of the Company Written Consent, except as set forth on Schedule 3.2, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by any Ancillary Agreement by a Group Company will (a) conflict with or result in any breach of any material provision of the Governing Documents of any Group Company; (b) other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any Material Contract or Material Lease or material Company Employee Benefit Plan (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company; (e) cause the cancellation, invalidation, violation, or forfeiture of any Permit or (f) except for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any Group Company, excluding from the foregoing clauses (b), (c), (d), (e) and (f), such requirements, violations or defaults which would not reasonably be expected to have a Material Adverse Effect.

Section 3.3  Capitalization.

(a)  Schedule 3.3(a) sets forth the Company Equity Interests (including the number, class or series and, in the case of Profits Interests Shares, threshold amount (each, as applicable) of Equity Interests) and the record and beneficial ownership (including the percentage interests held thereby) thereof as of the Execution Date. The Equity Interests set forth on Schedule 3.3(a) comprise all of the authorized capital stock, limited liability company interests or other Equity Interests of the Company that are issued and outstanding, in each case, as of the Execution Date.

(b)  As of the Execution Date, except as set forth on Schedule 3.3(b) or contemplated by this Agreement or the Company LLCA:

(i)  there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests (other than this Agreement);

(ii)  the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, either of itself or of another Person;

(iii)  the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv)  there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of the Company Equity Interests;

(v)  the Company has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which the Company is a party in connection with the offer, sale, issuance or allotment of any of the Company Equity Interests;

(vi)  the Profits Interest Shares constitute “profits interests” for U.S. federal income tax purposes and were granted with a liquidation value equal to zero on the grant date; and

(vii)  all recipients of Company Equity Interests that were subject to a “substantial risk of forfeiture” (within the meaning of Section 83 of the Code) on the grant date have filed timely and valid elections under Section 83(b) of the Code with respect to such Company Equity Interests.

(c)  All of the Company Equity Interests set forth on Schedule 3.3(a) have been duly authorized and validly issued, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens and other than as set forth in the Governing Documents of the Company) or applicable Law. Neither the Group Companies nor any Company Unitholder has, or has had, any record and/or beneficial ownership of RONI Stock.

(d)  Schedule 3.3(d)(i) sets forth a true and complete list of the Company Subsidiaries, listing for each Company Subsidiary its name, legal entity type and the jurisdiction of its formation or organization (as applicable) and its parent company (if wholly-owned) or its owners (if not-wholly owned). Except as set forth on Schedule 3.3(d)(ii), all of the outstanding capital stock or other Equity Interests, as applicable, of each Company Subsidiary are duly authorized, validly issued, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), and, if applicable, fully paid and non-assessable, and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens). There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted equity, restricted equity unit, other equity or equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating the Company or any Company Subsidiary to issue or sell, or cause to be issued or sold, any equity securities of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

Section 3.4  Financial Statements; No Undisclosed Liabilities.

(a)  Attached as Schedule 3.4(a) are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i)  the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2021 and the related audited consolidated statements of comprehensive loss, cash flows and members’ equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (the “Audited Financial Statements”); and

(ii)  the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Latest Balance Sheet Date (the “Unaudited Balance Sheet”) and the related unaudited consolidated statements of comprehensive loss, cash flows for the nine month period then ended (collectively, together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”).

(b)  Except as set forth on Schedule 3.4(b), the Financial Statements (i) have been prepared from the books and records of the Group Companies; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended, except in each of clauses (ii) and (iii): (w) as otherwise noted therein, (x) that the Unaudited Financial Statements do not include footnotes, schedules, statements of equity and statements of cash flow and disclosures required by GAAP, (y) that the Audited Financial Statements and the Unaudited Financial Statements have not been prepared in accordance with Regulation S-X of the SEC or the standards of the PCAOB and (z) that the Unaudited Financial Statements do not include all year-end adjustments required by GAAP, in each case of clauses (x), (y) or (z), which are not expected to be material, individually or in the aggregate, in amount or effect.

(c)  The books of account and other financial records of each Group Company have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group Companies have been properly recorded therein in all material respects. Each Group Company has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of each Group Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference (collectively, “Internal Controls”).

(d)  The Company has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Group Companies; (ii) any fraud, whether or not material, that involves the Group Companies’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Group Companies; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect the Group Companies’ ability to record, process, summarize and report financial information.

(e)  Except as set forth on Schedule 3.4(e), no Group Company has any Liabilities of any nature whatsoever in excess of $250,000 that would be required to be reflected on an Unaudited Financial Statement prepared in accordance with GAAP, except (i) Liabilities reflected in or reserved against in the Financial Statements or identified in the notes thereto; (ii) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract or, infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Company of its obligations hereunder or thereunder, other than those arising in compliance with Section 5.1; or (iv) for the Transaction Expenses, including fees, costs and expenses for advisors and Affiliates of the Group Companies, including with respect to legal, accounting or other advisors incurred by the Group Companies in connection with the transaction contemplated by this Agreement.

(f)  No Group Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Exchange Act.

Section 3.5  No Material Adverse Effect. Since December 31, 2021 through the Execution Date, there has been no Material Adverse Effect.

Section 3.6  Absence of Certain Developments. Since the Latest Balance Sheet Date, each Group Company has conducted its business in the Ordinary Course of Business in all material respects. Except as set forth on Schedule 3.6, from the Latest Balance Sheet Date through the Execution Date, no Group Company has taken or omitted to be taken any action that would, if taken or omitted to be taken after the Execution Date, require the Buyer’s consent in accordance with Section 5.1(b).

Section 3.7  Real Property.

(a)  Schedule 3.7 sets forth a true, correct and complete list of all Leases with annual rental payments of over $100,000 (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for the Leased Real Property (such Leases the “Material Leases”). Except as set forth on Schedule 3.7, with respect to each of the Material Leases: (i) no Group Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof to a third party (other than Permitted Liens); (ii) the Group Company’s possession and quiet enjoyment of the Leased Real Property under such Material Lease has not been disturbed in any manner that would materially affect the Group Company’s use of such Leased Real Property and there are no material disputes with respect to such Material Lease; (iii) no Group Company is currently in material default under, nor has any event occurred or, to the Knowledge of the Group Company, does any circumstance exist that, with notice or lapse of time or both would constitute a material default by the Group Company under any Material Lease; (iv) to the Knowledge of the Group Company, no material default, event or circumstance exists that, with notice or lapse of time, or both, would constitute a material default by any counterparty to any such Material Lease; and (v) except as set forth on Schedule 3.7, no Group Company has collaterally assigned or granted any other security interest in such Material Lease or any interest therein. The Group Company has made available to the Buyer a true, correct and complete copy of all Material Leases. Except as set forth on Schedule 3.7, no Group Company owns fee title to any land.

(b)  Except as set forth on Schedule 3.7, to the Knowledge of the Company, the buildings, material building components, structural elements of the buildings, roofs, foundations, parking and loading areas, mechanical systems (including all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, utility and fire/life safety systems) (collectively, the “Improvements”) included in the Leased Real Property and used by any of the Group Companies in the operation of its business as currently conducted are, in all material respects, in good working condition and repair and sufficient for the operation of the business by each Group Company as currently conducted. No Group Company has received written notice of (i) any condemnation, eminent domain or similar Proceedings affecting any parcel of Leased Real Property; (ii) any special assessment or pending improvement liens to be made by any Governmental Entity affecting any parcel of Leased Real Property; or (iii) violations of any building codes, zoning ordinances, governmental regulations or covenants or restrictions affecting any Leased Real Property that would reasonably be expected to materially impact the operation of the business by any of the Group Companies as currently conducted. To the Knowledge of the Company, there are no recorded or unrecorded agreements, easements or encumbrances that materially interfere with the continued access to or operation of the business of the Group Companies as currently conducted on the Leased Real Property.

Section 3.8  Tax Matters. Except as set forth on Schedule 3.8:

(a)  All income and other material Tax Returns required to be filed by or with respect to each Group Company have been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by or with respect to each of the Group Companies are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each Group Company has timely paid all income and other material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return).

(b)  Each Group Company has properly withheld and paid to the applicable Taxing Authority all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes, and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes.

(c)  No written claim has been made by a Taxing Authority in a jurisdiction where a Group Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Group Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction that has not been fully settled or resolved.

(d)  There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of the Company, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to any Group Company. No Group Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened in writing or proposed against any Group Company.

(e)  Except for extensions resulting from the extension of the time to file any applicable Tax Return obtained in the Ordinary Course of Business, no Group Company has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Taxing Authority or other extension of time obtained in the Ordinary Course of Business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Taxing Authority that relates to the Taxes or Tax Returns of any Group Company.

(f)  No Group Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g)  The Company is (and has been for its entire existence) properly treated as a partnership for U.S. federal and all applicable state and local income Tax purposes. Each Company Subsidiary is (and has been for its entire existence) properly treated for U.S. federal and all applicable state and local income tax purposes as the type of entity set forth opposite its name on Schedule 3.8(g). No election has been made (or is pending) to change any of the foregoing.

(h)  No Group Company will be required to include any material item of income, or exclude any material item of deduction, for any period beginning after the Closing Date as a result of: (i) an installment sale transaction occurring prior to the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring prior to the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid prior to the Closing or deferred revenue realized, accrued or received prior to the Closing, in each case, outside of the Ordinary Course of Business; (iv) pursuant to Section 451(a) of the Code, a change in method of accounting made under Code Section 481(c) (or any corresponding or similar provision of any applicable state or local tax law) with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) prior to the Closing; (vi) as a result of an election under Section 965 of the Code (or any similar provision of state, local, or non-U.S. Laws); or (vii) any intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Laws).

(i)  There is no Lien for Taxes on any of the assets of any Group Company, other than Permitted Liens.

(j)  No Group Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is a Group Company). No Group Company has any liability for Taxes of any other Person (other than any Group Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement, this Agreement or any of the Ancillary Agreements, if any). No Group Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(k)  No Group Company has deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act that remain unpaid as of the Closing Date, and each of the Group Companies has properly complied in all material respects with all requirements for obtaining all material credits that each such entity has claimed under Section 2301 of the CARES Act or any similar provisions of U.S. state or local or non-U.S. Tax Law.

(l)  The Company and each Company Subsidiary that is treated as a partnership for U.S. federal income Tax purposes has a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) in effect, and each such election will remain in effect for any taxable period that includes the Closing Date.

(m)  None of the Group Companies nor, to the Knowledge of the Company, any holder of Company Units, has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 3.9  Contracts.

(a)  Except as set forth on Schedule 3.9(a), no Group Company is a party to, or bound by, and no asset of any Group Company is bound by, any:

(i)  collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “CBA”);

(ii)  Contract with any Material Supplier;

(iii)  Contract providing for retention, transaction or change of control payments or benefits, accelerated vesting or any other payment or benefit that may or will become due, in whole or in part, in connection with the consummation of the transactions contemplated hereby;

(iv)  Contracts pursuant to which the Company or any Company Subsidiary is obligated to pay or entitled to receive more than $500,000 in a calendar year or more than $2,000,000 in the aggregate over the life of the Contract;

(v)  Contract for the employment, consulting, independent contractor or engagement of any employee or other individual independent contractor of the Company or any Company Subsidiary that has future required scheduled payments in excess of $250,000 per annum or is not terminable by the Company or such Company Subsidiary, as applicable, upon notice of 60 calendar days or less without further Liability;

(vi)  Contract under which any Group Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Company Indebtedness or guaranteed Company Indebtedness of others, in each case, in an amount in excess of $250,000 individually or $2,000,000 in the aggregate;

(vii)  Contract resulting in any Lien (other than any Permitted Lien) on any material portion of the assets of any of the Group Companies;

(viii)   Contracts for the development of (x) material Owned Intellectual Property that is embodied in or distributed with any products or services or is otherwise material Owned Intellectual Property (other than Contracts with any employee or contractor on a standard form of agreement entered into in the Ordinary Course of Business under which such employee or contractor presently assigns all right, title and interest in and to any developed Intellectual Property to the Group Companies or any of its Affiliates) and (y) any Intellectual Property for any Person by the Group Companies or any of its Affiliates under which Contract the Group Companies or their applicable Affiliate has any material unperformed obligations other than Contracts with (1) any employee or contractor on a standard form of agreement entered into in the Ordinary Course of Business under which such employee or contractor presently assigns all right, title and interest in and to any developed Intellectual Property to the Group Companies or any of their Affiliates or (2) the Group Companies’ customers entered into in the ordinary course of business whereby the Group Companies or one of their Affiliates retains ownership of such developed Intellectual Property;

(ix)  (A) Contract entered into within the five year period preceding the Execution Date, for the settlement or avoidance of any material dispute regarding the ownership, use, validity or enforceability of material Intellectual Property (including consent-to-use and similar contracts) with material ongoing obligations of any Group Company, (B) Contract that materially restricts the use or licensing of any Owned Intellectual Property or (C) license or royalty Contract under which the Group Companies license any material Intellectual Property with annual or one-time payments in excess of $100,000 and other than non-exclusive licenses of commercially-available Software;

(x)  Contract providing for any funding from a Governmental entity in relation to research and development of technology or Intellectual Property;

(xi)  Contract providing for source code escrow, or otherwise relating to the disclosure, license, release, escrow or otherwise making source code available to any third party;

(xii)  Contract providing for any Group Company to make any capital contribution to any Person;

(xiii)  Contract providing for aggregate future payments to or from any Group Company in excess of $1,000,000 in any calendar year, other than those that can be terminated without material penalty by such Group Company upon 90 days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;

(xiv)  joint venture, partnership, strategic alliance or similar Contract;

(xv)  power of attorney;

(xvi)  Contract that limits or restricts any Group Company (or after the Closing, the Buyer or any Group Company) from (x) engaging or competing in any line of business or business activity in any jurisdiction or (y) acquiring any product or asset or receiving services from any Person or selling any product or asset or performing services for any Person;

(xvii)  Contract that binds any Group Company to any of the following restrictions or terms: (v) a “most favored nation” or similar provision with respect to any Person; (w) a provision providing for the sharing of any revenue or cost-savings with any other Person; (x) “minimum purchase” requirement in excess of $250,000 annually; (y) rights of first refusal or first offer (other than those related to real property Leases) or (z) a “take or pay” provision;

(xviii)  Contract pursuant to which any Group Company has granted any sponsorship rights, exclusive marketing, sales representative relationship, franchising consignment, distribution or any other similar right to any third party (including in any geographic area or with respect to any product of the business);

(xix)  Contract involving the settlement, conciliation or similar agreement (x) of any Proceeding or threatened Proceeding since December 31, 2021, (y) with any Governmental Entity or (z) pursuant to which any Group Company will have any material outstanding obligation after the Execution Date;

(xx)  Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $250,000;

(xxi)  Contract containing any on-going confidentiality or non-solicitation obligations, other than (A) confidentiality and non-solicitation agreements with the Group Company’s employees set forth in the applicable Group Company’s standard form of employment agreement or (B) non-disclosure agreements entered into by the Group Companies with respect to actual or potential business transactions in the Ordinary Course of business;

(xxii)  Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any Contract under which the aggregate annual rental payments do not exceed $250,000;

(xxiii)  Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by any Group Company in an amount in excess of $500,000 annually or $1,000,000 over the life of the Contract;

(xxiv)  Contract requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than a Group Company) has guaranteed the Liabilities of a Group Company;

(xxv)  material interest rate, currency, or other hedging Contracts;

(xxvi)  Contracts providing for indemnification by any Group Company, except for any such Contract that is entered into in the Ordinary Course of Business and is not material to any Group Company;

(xxvii)  Contract that relates to the future disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties, except for (i) any agreement related to the transactions contemplated hereby, (ii) any non-disclosure or similar agreement entered into in connection with the potential sale of the Company or (iii) any agreement for the purchase or sale of inventory in the Ordinary Course of Business;

(xxviii)  Contract that relates to any completed disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties in each case, entered into or consummated after December 31, 2021, other than sales of inventory in the Ordinary Course of Business;

(xxix)  Contract that provides for electric or natural-gas interconnection;

(xxx)  Contract involving the payment of any earn-out or similar contingent payment on or after the Execution Date; and

(xxxi)  Contracts evidencing any Affiliated Transaction.

(b)  Except as disclosed on Schedule 3.9(b), each Contract listed on Section 3.9(a) (together with any such Contract entered into during the Pre-Closing Period, each, a “Material Contract”) is in full force and effect and is Enforceable against the applicable Group Company party thereto and, to the Knowledge of the Company, against each other party thereto. The Company has delivered to, or made available for inspection by, the Buyer a complete and accurate copy of each Material Contract (including all exhibits thereto and all material amendments, waivers or other material changes thereto). With respect to all Material Contracts, none of the Group Companies or, to the Knowledge of the Company any other party to any such Material Contract, is in material breach thereof or default thereunder. During the last 12 months, no Group Company has received any written, or to the Knowledge of the Company, oral claim or notice of material breach of or material default under any such Material Contract. To the Knowledge of the Company, no event has occurred, which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract by any Group Company or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). During the last 12 months, no Group Company has received written notice from any other party to any such Material Contract that such party intends to terminate or not renew any such Material Contract.

(c)  Schedule 3.9(c) sets forth a complete and accurate list of the names of the Material Suppliers and the amount paid by the Group Companies during such twelve (12) month period ended December 31, 2021. Since December 31, 2021, (x) no such Material Supplier has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (y) there have been no material disputes between any Group Company and any Material Supplier.

Section 3.10  Intellectual Property.

(a)  Schedule 3.10(a) identifies each patented, issued or registered Intellectual Property and applications for the foregoing, in each case which is owned by, filed in the name of, or exclusively licensed to a Group Company (collectively, “Company Registered IP”). All the Company Registered IP is subsisting, valid and enforceable. Each Group Company (A) is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, and (B) to the Knowledge of the Company has sufficient rights pursuant to a valid and enforceable license to, all other Intellectual Property used in, necessary for, or developed for the operation of the business of the Group Companies as currently conducted, and in each case of clauses (A) and (B), free and clear of any Liens other than Permitted Liens. Neither the Company Registered IP nor the other Owned Intellectual Property is subject to any outstanding Order restricting the use, enforcement, disclosure, or licensing thereof by such Group Company.

(b)  To the Knowledge of the Company, none of the Group Companies nor any of the former and current products, services or operation of the business of the Group Companies have in the past six years infringed, misappropriated or otherwise violated, or currently infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. Except as set forth on Schedule 3.10(b), no Group Company has in the past six years received any written charge, complaint, claim, notice, or demand alleging any such infringement, misappropriation or other violation (including any claim that such Group Company should license or refrain from using any Intellectual Property, except for offers for commercially available software) or challenging the ownership, registration, validity or enforcement of any Company Registered IP or other Owned Intellectual Property. Except as set forth on Schedule 3.10(b), no Group Company has in the past six years made against a third party any written charge, complaint, claim, demand, or notice alleging any infringement, misappropriation or other violation of Owned Intellectual Property (including any claim that such third party should license or refrain from using any Owned Intellectual Property). To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Company Registered IP or other Owned Intellectual Property. All Company Registered IP has been prosecuted in compliance in all material respects with all applicable rules, policies and procedures of the applicable Governmental Entities, and all registration, maintenance and renewal fees currently due in connection with such Owned Intellectual Property have been paid and all documents, recordations and certificates in connection therewith required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States, the European Union or other jurisdictions.

(c)  Each Group Company has taken commercially reasonable measures to protect the confidentiality of all Trade Secrets and any other confidential information owned by such Group Company. Except as required by applicable Law, and to the Knowledge of the Company, no such material Trade Secret or material confidential information has been disclosed by any Group Company to any Person other than to Persons subject to a legally recognized duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or confidential information by such Person. Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Intellectual Property for any Group Company has assigned (pursuant to a present grant of assignment) all right, title and interest in and to such Intellectual Property to a Group Company by a valid written assignment or by operation of law. To the Knowledge of the Company, no Person is in violation of any such confidentiality or Intellectual Property assignment agreement.

(d)  Except as set forth in Schedule 3.10(d), no funding from any Governmental Entity or funding or facilities of a university, college, other educational institution or non-profit organization was used in the development of any Owned Intellectual Property or other Intellectual Property developed by or for any Group Company. No Governmental Entity, university, college, other educational institution or non-profit organization has a claim or right to claim any right in any Owned Intellectual Property or other Intellectual Property developed by or for any Group Company. No Person who was involved and contributed to the authorship, conception, creation, reduction to practice, or development of any Intellectual Property, has performed services for a Governmental Entity, university, college, other educational institution or non-profit organization during a time period when such Person also was involved in or contributed to the authorship, conception, creation, reduction to practice or development of any Intellectual Property for any Group Company.

(e)  To the Knowledge of the Company, no source code constituting Owned Intellectual Property has been disclosed, licensed, released, escrowed, or made available to any third party, other than an escrow agent or a contractor, consultant or developer pursuant to a written confidentiality agreement. The execution, delivery and performance of this Agreement and the transactions contemplated herein comply with, and will not trigger any, requirement applicable to any Group Company to disclose or license any Trade Secret or source code. To the Knowledge of the Company, none of the Software included in the Owned Intellectual Property links to or integrates with any code licensed under an “open source,” “copyleft” or analogous license in a manner that has or would require any public distribution of any Software, or a requirement that any other licensee of such Software included in the Owned Intellectual Property be permitted to modify, make derivative works of or reverse-engineer any such Software.

(f)  The transactions contemplated by this Agreement shall not impair any right, title or interest of any of the Group Company in or to any Intellectual Property, and immediately subsequent to the Closing, all the Intellectual Property used in, necessary for, or developed for the operation of the business of the Group Companies will be owned by, licensed to, or available for use by, the Group Companies on terms and conditions identical to those under which the Group Companies owned, licensed, or used, the Intellectual Property immediately prior to the Closing, without the payment of any additional amounts or consideration. All Company Registered IP and other Owned Intellectual Property is, and immediately following the Closing, will be, fully transferable, alienable, and licensable by the Group Companies.

Section 3.11  Information Supplied. The information supplied or to be supplied by the Group Companies for inclusion or incorporation by reference in the Registration Statement/Proxy Statement, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the Registration Statement/Proxy Statement prior to the time the Registration Statement/Proxy Statement is mailed to the RONI Stockholders, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Registration Statement/Proxy Statement is first mailed to the RONI Stockholders; (c) the time of the RONI Special Meeting; or (d) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in such filings and/or mailings); provided, that, for the avoidance of doubt, no warranty or representation is made by the Company with respect to statements made or incorporated by reference in the Registration Statement/Proxy Statement (or any amendment or supplement thereto) based on information supplied by the Buyer Parties or any other party, or their respective Affiliates for inclusion therein.

Section 3.12  Litigation. Except as set forth on Schedule 3.12, there have not been since the Lookback Date, and there are no, Proceedings or Orders (including those brought or threatened by or before any Governmental Entity) pending, or to the Knowledge of the Company, threatened against any Group Company or any of their respective properties at Law or in equity, or, to the Knowledge of the Company, any director, officer or employee of any Group Company in their capacities as such or related to the business of the Group Companies. Except as set forth on Schedule 3.12, there are no Proceedings pending, initiated or threatened by any Group Company against any other Person, and since the Lookback Date there have not been any such Proceedings.

Section 3.13  Brokerage. Except as set forth on Schedule 3.13, no Group Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Group Company or any of its Affiliates, or the Buyer or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 3.14  Labor Matters.

(a)  The Company has delivered to the Buyer Parties a complete list of all current employees, independent contractors and other individual service providers of each of the Group Companies as of December 10, 2022 and, as applicable, their (i) classification as exempt or non-exempt under the Fair Labor Standards Act or analogous state laws, (ii) job title, (iii) employing or engaging entity, (iv) job location and (v) compensation (current annual base salary, hourly rate or fee rate and current target bonus opportunity, if any). All employees of the Group Companies are legally permitted to be employed by the Group Companies in the United States. Except as set forth on Schedule 3.14(a) and except as would not reasonably be expected to result in material Liabilities to the Group Companies, no freelancer, consultant, independent contractor or other contracting party treated as self-employed whose services the Group Companies uses or, since the Lookback Date, has used, has claimed or threatened to claim the existence of an employment relationship with one of the Group Companies.

(b)  No Group Company is a party to or bound by any CBA (including generally applicable collective bargaining agreements) or bargaining relationship with any labor union, works council, trade union, employee organization or other labor organization, and no employees of any Group Company are represented by any labor union, works council, trade union employee organization or other labor organization with respect to their employment with the Group Companies. In the past three years, no labor union or other labor organization, or group of employees of any Group Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no ongoing or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of any Group Company and no such activities have occurred in the past three years. Since the Lookback Date, there have been no actual or, to the Knowledge of the Company, threatened, unfair labor practice charges, material labor grievances, strikes, walkouts, work stoppages, slowdowns, picketing, hand billing, material labor arbitrations, or other material labor disputes arising under a CBA or against or affecting any Group Company. The Group Companies have no notice or consultation obligations to any labor union, labor organization or works council, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or consummation of the transactions contemplated hereby.

(c)  Except as set forth in Schedule 3.14(c), the Group Companies are and, since the Lookback Date, have been in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including provisions thereof relating to wages and hours, classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights or benefits, maternity benefits, accessibility, pay equity, workers’ compensation, affirmative action, COVID-19, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, paid time off, affirmative action, unemployment insurance and the payment of social security, employee provident fund and other Taxes. Except as set forth in Schedule 3.14(c), (i) there are no material Proceedings pending or, to the Knowledge of the Company, threatened against any Group Company with respect to or by any current or former employee or individual independent contractor, or other worker providing services to any Group Company and (ii) since the Lookback Date, none of the Group Companies has implemented any plant closing or layoff of employees triggering notice requirements under the WARN Act, nor is there presently any outstanding liability under the WARN Act, and no such plant closings or employee layoffs are currently planned or announced.

(d)  Since the Lookback Date, no Group Company has been party to, or has had any material Liability with respect to, any single employer, joint employer or co-employer claims, Proceedings or Orders by any individual who was employed or engaged by a third party and providing services to the Company, and to the Knowledge of the Company, each third party providing such individual workers to the Company is in material compliance with all applicable labor and employment Laws. The Group Companies have taken reasonable steps to ensure that they are not a single employer, joint employer or co-employer of any such individual workers with any third party.

(e)  Except as would not reasonably be expected to result in material Liabilities to any Group Company: since the Lookback Date, (i) each of the Group Companies has withheld all amounts required by Law or by agreement to be withheld from the fees, salaries, and other payments to employees; (ii) no Group Company has been liable for any arrears of wages, compensation, Taxes, penalties or other sums; (iii) each of the Group Companies has timely paid in full (or properly accrued) to all employees and individual independent contractors all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to or on behalf of such employees or individual independent contractors; and (iv) each individual who has provided or is currently providing services to any Group Company, and has been classified as (x) an independent contractor, consultant, leased employee, or other non-employee service provider or (y) an exempt employee, has been properly classified as such for purposes of all applicable Laws, including relating to wage and hour and Tax. None of the Group Companies has material liability for any delinquent payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Group Company personnel (other than routine payments to be made in the Ordinary Course of Business).

(f)  Except as set forth on Schedule 3.14(f), no senior executive or employee with annualized base compensation at or above $250,000 of any Group Company has provided written notice, of any present intention to terminate his or her relationship with any Group Company within the first 12 months following the Closing.

(g)  To the Knowledge of the Company, no current or former employee, independent contractor or other individual service provider of any Group Company is in any material respect in violation of any term of any employment agreement, consulting agreement, confidentiality agreement, intervention assignment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation owed to (i) any Group Company or (ii) any third party with respect to such person’s right to be employed or engaged by the Group Company.

(h)  Since the Lookback Date, (i) there have not been (A) any allegations or formal or informal complaints made to or filed with any Group Company related to sexual harassment, sexual misconduct, other harassment, discrimination, or retaliation or (B) any other Proceedings initiated, filed or, to the Knowledge of the Company, threatened, against any Group Company related to sexual harassment, sexual misconduct, other harassment, discrimination, or retaliation, in each case by or against any current or former director, officer, employee or individual service provider of any Group Company and (ii) no Group Company has entered into any settlement agreement related to allegations of sexual harassment, sexual misconduct, other harassment, discrimination or retaliation, by or against any current or former director, officer, employee or individual service provider. The Group Companies do not reasonably expect any material Liabilities with respect to any such allegations or Proceedings.

(i)  Except as set forth on Schedule 3.14(i), no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of any Group Company has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment related liability with respect to COVID-19. No current or former employee of any Group Company has filed or, to the Knowledge of the Company, has threatened, any claims against any Group Company related to COVID-19.

Section 3.15  Employee Benefit Plans.

(a)  Schedule 3.15(a) sets forth a list of each material Company Employee Benefit Plan. With respect to each material Company Employee Benefit Plan, the Company has made available to the Buyer true and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the three most recently filed Form 5500 annual reports with all schedules and attachments as filed, (v) the most recent actuarial valuation report, (vi) all related insurance Contracts, trust agreements or other funding arrangements and (vii) all non-routine correspondence with any Governmental Entity.

(b)  (i) No Company Employee Benefit Plan provides, and no Group Company has any Liability to provide, retiree, post-ownership or post- termination health or life insurance or any other retiree, post-ownership or post- termination welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage (each, a “Retiree Welfare Plan”), (ii) no Company Employee Benefit Plan is, and no Group Company sponsors, maintains or contributes to (or is required to contribute to), or has any Liability (including on account of an ERISA Affiliate) under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code and (iii) no Group Company contributes to or has any obligation to contribute to, or has any Liability (including on account of an ERISA Affiliate) under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA. No Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Group Company has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other Person. With respect to each Retiree Welfare Plan, the Group Companies have reserved the right to amend, modify or terminate such plan at any time without Liability to any Group Company.

(c)  Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has timely received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss of the tax-qualified status or to adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There is no claim or Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. The Group Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended (the “ACA”), and none of the Group Companies has incurred (whether or not assessed) any penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to each Company Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Company Employee Benefit Plan and in compliance with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(d)  Except as set forth on Schedule 3.15(d), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or together with any other event could, directly or indirectly, (i) result in any compensation or benefit becoming due or payable, or required to be provided, to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director, individual independent contractor or other individual service provider of the Group Companies under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Group Companies to any current or former officer, employee, director, individual independent contractor or other individual service provider of the Group Companies or (v) limit or restrict the Group Companies’ or the Buyer’s ability to merge, amend or terminate any Company Employee Benefit Plan.

(e)  Each Company Employee Benefit Plan or other arrangement that is, in any part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented, operated and maintained in compliance with Section 409A of the Code and applicable guidance thereunder in all material respects. No Person has any current or contingent right against the Group Companies to be grossed up for, reimbursed or otherwise indemnified or made whole for any Tax or related interest or penalties incurred by such Person, including under Sections 409A or 4999 of the Code or otherwise.

(f)  Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, result in the payment or provision of any amount or benefit that could, individually or in combination with any other amount or benefit, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).

Section 3.16  Insurance. As of the Execution Date, the Group Companies maintain property, casualty, workers compensation, professional lines, fidelity and other insurance with insurance carriers against operational risks and risks to the assets, properties, and employees of the Group Companies with respect to the policy year that includes the Execution Date (the “Insurance Policies”). Each Insurance Policy is Enforceable against the applicable Group Company and no written notice of cancellation or termination has been received by any Group Company with respect to any such Insurance Policy. All premiums due under such policies have been paid in accordance with the terms of such Insurance Policy. No Group Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. During the 12 months prior to the Execution Date, there have been no material claims by or with respect to the Group Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.

Section 3.17  Compliance with Laws; Permits.

(a)  Except as set forth on Schedule 3.17(a), (i) each Group Company is and since the Lookback Date has been in compliance in all material respects with all Laws and Orders applicable to the conduct of the Group Companies and (ii) since the Lookback Date, no Group Company has received any written or oral notice from any Person alleging a material violation of or noncompliance with any such Laws or Orders.

(b) Each Group Company holds all material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions, variance, certificate and authorizations of, or granted by, any Governmental Entity required under Law for the ownership and use of its assets and properties or the conduct of its business as currently conducted (collectively, “Permits”) and is in compliance with all terms and conditions of such Permits, except where the failure to have such Permits would not be reasonably expected to be, individually or in the aggregate, material to the business of the Group Companies. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated hereby. No Group Company is in material default under any such Permit and no condition exists that, with the giving of notice or lapse of time or both, would reasonably be expected to constitute a material default under such Permit, and no Proceeding is pending or threatened in writing, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Group Company to use such Permit or conduct its business.

Section 3.18  Environmental Matters. Except as set forth in Schedule 3.18, (a) each Group Company is, and since the Lookback Date, has been, in compliance in all material respects with all Environmental Laws, which compliance includes and since the Lookback Date has included, obtaining, maintaining and complying, in all material respects, with any Permits required by Environmental Law for the operation of the Company’s business as currently conducted; (b) (i) no Group Company has received any written notice or Order regarding any material violation of, or material Liabilities under, any Environmental Laws, and (ii) there are no pending, or, to the Knowledge of the Company, threatened Proceedings against any of the Group Companies relating to a material violation of, or material Liabilities under, any Environmental Law; (c) no Group Company has used, generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, exposed any Person to, or owned, leased or operated any property or facility contaminated by, any Hazardous Materials, in each case, that has resulted or would result in material Liability to any of the Group Companies under Environmental Laws; and (d) no Group Company has assumed, undertaken or become subject to any material Liability of any other Person, or provided an indemnity with respect to any material Liability, in each case under Environmental Laws. The Group Companies have provided to the Buyer true and correct copies of all material environmental, health and safety assessments, reports and audits and all other material environmental, health, and safety documents relating to any of the Group Companies or their current or former properties, facilities or operations, that in each case are in the Group Companies’ possession or reasonable control.

Section 3.19  Regulatory Status.

(a)  The Company is a PGC. The Company has made all necessary filings with the PUCT to register as a PGC, and its PGC status is in full force and effect.

(b) The Company is an EWG. The Company has self-certified to FERC as an EWG, and such self-certification is in full force and effect. The Company is not subject to, or is exempt from, regulation under PUHCA, other than (i) regulation under Sections 1265 and 1275(b) of PUHCA, and (ii) with respect to obtaining and maintaining status as an EWG.

(c)  The Company is not subject to, or is exempt from, financial, organizational or rate regulation by any State Commission.

(d)  No pre-Closing consent, approval or authorization, registration or filing is required from FERC or any State Commission in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.20  Title to and Sufficiency of Assets. Each Group Company has sole and exclusive, good and marketable title to, or, in the case of leased or subleased assets, an Enforceable leasehold interest in, or, in the case of licensed assets, a valid license in, all of its material personal property assets, properties, rights and interests (whether real, personal, tangible or intangible) free and clear of all Liens other than Permitted Liens (collectively, the “Assets”). Other than assets, properties, rights and interests necessary to develop, construct or maintain projects after the Execution Date, the Assets constitute all of the material assets, properties, rights and interests necessary to conduct the business of the Group Companies after the Closing, in all material respects, as it has been operated for the 12 months prior to the Execution Date.

Section 3.21  Affiliate Transactions. Except for (a) employment relationships and compensation and benefits, (b) Contracts entered into after the Execution Date that are either permitted pursuant to Section 5.1 or entered into in accordance with Section 5.1 or (c) as disclosed on Schedule 3.21, (x) there are no Contracts (except for the Governing Documents) between any of the Group Companies, on the one hand, and any Interested Party on the other hand pursuant to which any Interested Party (i) owes any amount to any Group Company, or (ii) owns any material property or right, tangible or intangible, that is used by any Group Company and, (y) to the Knowledge of the Company, no Interested Party owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, stockholder, partner or member of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer or landlord, of any Group Company (other than in connection with ownership of less than 5% of the stock of a publicly traded company) (such transactions or arrangements described in clauses (x) and (y), “Affiliated Transactions”).

Section 3.22  Trade & Anti-Corruption Compliance.

(a)  Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of its respective directors, officers, managers or employees or any agent or third party representative acting on behalf of the Company of any of its Subsidiaries, is or has been in the last five years, a Sanctioned Person. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, managers or employees or any agent or third party representative acting on behalf of the Company of any of its Subsidiaries, is or has been in the last five years: (i) operating in, conducting business with, or otherwise engaging in dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in violation of applicable Sanctions in connection with the business of the Company; (ii) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (iii) otherwise in violation of (A) any applicable Sanctions or (B) any applicable Ex-Im Laws or U.S. anti-boycott requirements (together “Trade Controls”), in connection with the business of the Company.

(b)  In the last five years, in connection with or relating to the business of the Company, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of the directors, officers, managers or employees of the Company or any agent or third party representative acting on behalf of the Company or any of its Subsidiaries: (i) has made, authorized, solicited or received any unlawful bribe, rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties that violates applicable Anti-Corruption Laws, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each case in violation of applicable Anti-Corruption Laws.

(c)  As of the Execution Date, there are no, and since the Lookback Date there have been no, Proceedings or Orders alleging any such violation of any Trade Controls or Anti-Corruption Laws by or on behalf of any Group Company.

Section 3.23  Data Protection.

(a)  At all times since the Lookback Date, each Group Company (i) has been in compliance in all material respects with any applicable Data Privacy and Security Requirements and (ii) has not been subject to any regulatory audits or investigations by any Governmental Authority relating to Data Privacy and Security Requirements. Each Group Company has taken commercially reasonable steps designed to ensure that all Personal Information in its possession and control is protected against unauthorized loss, access, use, modification, disclosure or other use or misuse, and (ii) to the Knowledge of the Company there has been no reasonably suspected or actual Security Breach, Security Incident, or other loss, theft or unauthorized access to or misuse of any Personal Information in the possession or control of any Group Company, and no Group Company has provided, or been required to provide, any notice to any data subject or Governmental Authority regarding any Security Breach or Security Incident.

(b)  The Group Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all material Personal Information and material business data processed by or on behalf of the Group Companies in connection with the use and/or operation of its products, services and business. No Group Company has received any written complaints or objections to its collection or use of Personal Information from any data protection authority or any other third party (including data subjects). No individual has been awarded compensation from any Group Company under any Data Privacy and Security Requirements, and no written claim for such compensation is outstanding.

(c)  No Group Company “sells” any Personal Information as such term is defined under applicable Date Privacy and Security Requirements, except in a manner that complies with the applicable Data Privacy and Security Requirements. The execution, delivery and performance of this Agreement and the transactions contemplated herein comply, and will comply, in all material respects, with all Data Privacy and Security Requirements.

Section 3.24  Information Technology.

(a)  The IT Systems and all Proprietary Software: (i) are in sufficiently good working order and operate and perform in accordance with their documentation and functional specifications in all material respects and otherwise as required by any Group Company and are sufficient for the operation of their businesses as currently conducted, including as to capacity, scalability, and ability to meet current and anticipated peak volumes in a timely manner and to the Knowledge of the Company (ii) are free from any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry), or other malicious code.

(b)  The Group Companies have implemented with respect to their IT Systems commercially reasonable backup, security and disaster recovery technology consistent with generally accepted industry practices. The Group Companies have taken commercially reasonable steps designed (i) to protect the confidentiality, integrity, accessibility and security of the IT Systems from theft, corruption, loss or unauthorized use, access, interruption or modification by any Person and (ii) to protect the IT Systems from bugs, viruses, malware or other harmful, disabling, or disruptive code, routine, or process.

(c)  Since the Lookback Date, to the Knowledge of the Company, there has been no actual or reasonably suspected Security Incident or Security Breach with respect to any of the IT Systems, there has not been any failure breakdown, continued substandard performance, or other adverse event affecting any IT Systems that have caused a material disruption or material interruption in or to the use thereof or in or to the conduct of the business of the Group Companies that has not been remedied or replaced in all material respects.

Section 3.25  No Other Buyer Party Representations and Warranties. THE COMPANY, ON BEHALF OF ITSELF AND ITS AFFILIATES, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE BUYER PARTIES IN ARTICLE IV OR IN ANY ANCILLARY AGREEMENT, NO BUYER PARTY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE BUYER PARTIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION OR INFORMATION AND (B) NONE OF THE COMPANY NOR ANY OF ITS AFFILIATES, INCLUDING ANY COMPANY UNITHOLDER, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY ANY BUYER PARTY OR ANY AFFILIATE THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE BUYER PARTIES IN ARTICLE IV OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE BUYER PARTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 3.25 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

Article IV REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Buyer Disclosure Schedules or as disclosed in the RONI SEC Documents and publicly available prior to the Execution Date (to the extent the qualifying nature of such disclosure is readily apparent from the content of such RONI SEC Documents, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such RONI SEC Documents will be deemed to modify or qualify the representations and warranties set forth in the Buyer Fundamental Representations), the Buyer Parties each hereby represent and warrant to the Company, as follows:

Section 4.1  Organization; Authority; Enforceability.

(a)  Each Buyer Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated, formed or registered, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation, formation or registration (as applicable).

(b)  The Buyer Parties, other than RONI, have all the requisite limited liability company power and authority to own, lease and operate their respective assets and properties and to carry on their respective businesses as presently conducted in all material respects. RONI has all corporate power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c)  Each Buyer Party is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Buyer Parties, taken as a whole.

(d)  No Buyer Party is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(e)  Each Buyer Party, other than RONI, has the requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and, subject to the receipt of the Buyer Member Consent, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements and, subject to the receipt of the Buyer Member Consent, the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company and/or corporate actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each Buyer Party will be a party will be) duly executed and delivered by such Buyer Party and are or will be Enforceable against such Buyer Party. No other proceedings on the part of the Buyer, except for the RONI Required Vote, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements. RONI has the requisite corporate power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and, subject to the receipt of the RONI Required Vote, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements has been authorized by the special committee of independent directors of RONI and the board of directors of RONI and, subject to the receipt of the RONI Required Vote, the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions. No other vote of the equityholders of RONI, other than the RONI Required Vote is necessary to approve this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

(f)  A correct and complete copy of the RONI Governing Documents, as in effect on the Execution Date, are filed as Exhibit 3.1 to the Form 8-K filed with the SEC on June 15, 2021. RONI is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 4.2  Non-contravention. Subject to the receipt of the Buyer Member Consent and receipt of the RONI Required Vote, except as set forth on Schedule 4.2 and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.1(a), neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in any material breach of any provision of the Governing Documents of any Buyer Party; (b) other than the requisite filing with the Registrar of Companies in the Cayman Islands in connection with the Domestication, the requisite filing with the Registrar of Limited Liability Companies in the Cayman Islands in connection with the Holdings Domestication and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license agreement, lease or other Contract to which any Buyer Party is a party or by which any Buyer Party or any of their respective assets may be bound; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Buyer Party; or (e) except for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any Buyer Party, excluding from the foregoing clauses (b), (c), (d) and (e) such requirements, violations or defaults which would not reasonably be expected to be material to the Buyer Parties, taken as a whole, or materially affect any Buyer Parties’ ability to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions hereby or thereby. The RONI Requisite Vote is the only vote of the holders of any class or series of shares in the capital of RONI necessary to approve the Transactions. RONI is in compliance in all material respects with the related party policies set forth in the RONI Governing Documents.

Section 4.3  Buyer and RONI Holdings Capitalization.

(a)  As of the Execution Date, the authorized capitalization of the Buyer is as set forth on Schedule 4.3(a). All outstanding RONI Holdings Common Units are (i) issued in compliance in all material respects with applicable Law and (ii) not issued in breach or violation of preemptive rights, rights of first refusal, rights of first offer or Contract. As of the Execution Date, except in each case as set forth in the RONI Governing Documents, the RONI Holdings Governing Documents, the Subscription Agreements, this Agreement, or the RONI SEC Documents, there are no outstanding (A) Equity Interests of RONI Holdings, (B) options, warrants, convertible securities, stock appreciation, distribution interests, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to RONI Holdings or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of RONI Holdings to acquire from any Person, and no obligation of the Buyer to issue or sell, or cause to be issued or sold, any Equity Interest of RONI Holdings, or (C) obligations of RONI Holdings to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, Equity Interests, securities convertible into or exchangeable for such Equity Interests, options, equity equivalents, interests or rights or to make any investment in any other Person (other than this Agreement). Except as set forth on Schedule 4.3(a) and the Equity Interests RONI Holdings holds in Buyer, RONI Holdings does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

(b)  The Buyer is wholly-owned by RONI Holdings, and other than the Equity Interests the Buyer holds in Merger Sub, the Buyer does not hold any equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person. Merger Sub is wholly-owned by the Buyer, and Merger Sub does not hold any equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person.

(c)  The RONI Interests to be issued to the Company Unitholders pursuant to this Agreement will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights (or similar rights) created by Law, Governing Documents or Contract and (iv) be issued to the Company Unitholders with good and valid title, free and clear of any Liens other than Securities Liens and any restrictions set forth in the RONI Governing Documents, the Buyer Certificate of Formation, the Stockholders Agreement and the RONI Holdings A&R LLCA.

(d)  As of the Execution Date, other than as set forth on Schedule 4.3(d), the Buyer Parties have no obligations with respect to or under any Buyer Party Indebtedness.

Section 4.4  Litigation. Except as set forth on Schedule 4.4, since its organization, incorporation or formation, as applicable, there have been no, Proceedings or Orders (including those brought or threatened by or before any Governmental Entity) pending, or, to the Knowledge of any Buyer Party, threatened against any Buyer Party or any of their respective properties at Law or in equity or, to the Knowledge of any Buyer Party, any director, officer or employee of any Buyer Party in their capacities as such or related to the business of the Buyer Parties. Except as set forth on Schedule 4.4, there are no Proceedings pending, initiated or threatened by any Buyer Party against any other Person, and since the Lookback Date there have not been any such Proceedings.

Section 4.5  Brokerage. Except as set forth on Schedule 4.5, none of the Buyer Parties have incurred any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Buyer Party to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.6 Business Activities.

(a)  Since its formation, no Buyer Party has conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the RONI Governing Documents and the Buyer Governing Documents, there is no Contract, commitment, or Order binding upon any Buyer Party or to which any Buyer Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Buyer Parties or any acquisition of property by the Buyer Parties or the conduct of business by the Buyer Parties after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the Buyer Parties.

(b)  Except for this Agreement and the Transactions, no Buyer Party has any interests, rights, obligations or Liabilities with respect to, and the Buyer is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. Other than as set forth in this Agreement, the Buyer Parties have not, directly or indirectly (whether by merger, consolidation or otherwise), acquired, purchased, leased or licensed (or agreed to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof.

(c)  The Buyer Parties have no Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities expressly set forth in or reserved against in the balance sheets of the respective Buyer Parties as of September 30, 2022 (as applicable, the “Buyer Balance Sheet”); (ii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by the Buyer Parties of their respective obligations hereunder or thereunder; (iii) Liabilities which have arisen after the date of the applicable Buyer Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of warranty or Contract, infringement or violation of Law); and (iv) Liabilities for fees, costs and expenses for advisors, vendors and Affiliates of the Buyer Parties or the Sponsor, including with respect to legal, accounting or other advisors incurred by the Buyer Parties or the Sponsor in connection with the Transactions.

Section 4.7  Compliance with Laws. The Buyer Parties are, and have been since their formation date, in compliance in all material respects with all Laws applicable to the conduct of the Buyer Parties and the Buyer Parties have not received any written notices from any Governmental Entity or any other Person alleging a material violation of or noncompliance with any such Laws.

Section 4.8  Organization of Buyer Parties. The Buyer and Merger Sub were formed solely for the purpose of engaging in the Transactions and other than as a result of the entry into this Agreement, have not conducted any business activities, and have no assets or Liabilities other than those incidental to their formation.

Section 4.9  Tax Matters. Except as set forth on Schedule 4.9:

(a)  All income and other material Tax Returns required to be filed by or with respect to each Buyer Party has been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by or with respect to each Buyer Party are true, correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. Each Buyer Party has timely paid all income and other material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return).

(b)  Each of the Buyer Parties has properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by each such entity in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to the withholding, collection and payment of such Taxes.

(c)  No written claim has been made by a Taxing Authority in a jurisdiction where any such entity does not file a particular type of Tax Return, or pay a particular type of Tax, that any such entity is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction that has not been fully settled or resolved.

(d)  There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of any Buyer Party, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to any Buyer Party. No Buyer Party has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Buyer Party have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Buyer Parties, no such deficiency has been threatened in writing or proposed against any Buyer Party.

(e)  Except for extensions resulting from the extension of the time to file any applicable Tax Return obtained in the Ordinary Course of Business, no Buyer Party has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. None of the Buyer Parties is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity or other extension of time obtained in the Ordinary Course of Business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to the Taxes or Tax Returns of any of the Buyer Parties.

(f)  None of the Buyer Parties have been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g)  None of the Buyer Parties will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) beginning after the Closing Date as a result of: (i) an installment sale transaction occurring prior to the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring prior to the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local or non-U.S. Laws); (iii) any prepaid amounts received or paid prior to the Closing or deferred revenue realized, accrued or received, in each case, outside the Ordinary Course of Business; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; (vi) application of Section 965 of the Code or any similar provision of U.S. state or local or non-U.S. Tax Law; or (vii) any intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Laws).

(h)  None of the Buyer Parties has deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act that remain unpaid as of the Closing Date, and each of the Buyer Parties has properly complied in all material respects with all requirements for obtaining all material credits that each such entity has claimed under Section 2301 of the CARES Act or any similar provisions of U.S. state or local or non-U.S. Tax Law.

(i)  There is no Lien for Taxes on any of the assets of the Buyer Parties, other than Permitted Liens.

(j)  None of the Buyer Parties has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is a Buyer Party). No Buyer Party has any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement, this Agreement or any of the Ancillary Agreements, if any). None of the Buyer Parties is party to or bound by any Tax Sharing Agreement except for any Ordinary Course Tax Sharing Agreement.

(k)  Since the date of its respective formation, other than RONI, each of the Buyer Parties has at all times been classified for all U.S. federal and applicable state and local tax purposes as a partnership or an entity which is disregarded as an entity separate from its owner (as described in Section 301.7701-3 of the Treasury Regulations). Since the date of its formation, RONI has at all times been classified for all U.S. federal and applicable state and local tax purposes as a corporation. No election has been made (or is pending) to change any of the foregoing.

(l)  None of the Buyer Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 4.10  RONI Capitalization. As of the Execution Date, the authorized share capital of RONI is as set forth on Schedule 4.10. All outstanding RONI Shares and RONI Warrants are (1) issued in compliance in all material respects with applicable Law and (2) not issued in breach or violation of preemptive rights, rights of first refusal, rights of first offer or Contract. As of the Execution Date, except in each case (i) as set forth in the RONI Governing Documents, the Subscription Agreements, this Agreement, or the RONI SEC Documents, as disclosed on Schedule 4.10 and (iii) for RONI Shares and RONI Warrants and the RONI Share Redemption, there are no outstanding (x) Equity Interests of the Buyer, (y) options, warrants, convertible securities, stock appreciation, distribution interest, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to RONI or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of RONI to acquire from any Person, and no obligation of RONI to issue or sell, or cause to be issued or sold, any Equity Interest of the Buyer or (z) obligations of RONI to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, Equity Interests, securities convertible into or exchangeable for such Equity Interests, options, equity equivalents, interests or rights or to make any investment in any other Person (other than this Agreement). Except as set forth on Schedule 4.10 and the Equity Interests RONI holds in the Buyer and its Subsidiaries, RONI does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

Section 4.11  Information Supplied; Registration Statement/Proxy Statement. The information supplied or to be supplied by the Buyer Parties or their respective Affiliates on behalf a Buyer Party for inclusion or incorporation by reference in the Registration Statement/Proxy Statement, the Additional RONI Filings, any other RONI SEC Filing, any other document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Registration Statement/Proxy Statement prior to the time the Registration Statement/Proxy Statement is mailed to the RONI Stockholders, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Registration Statement/Proxy Statement is first mailed to the RONI Stockholders; (c) the time of the RONI Special Meeting; or (d) the Closing (subject to the qualifications and limitations set forth in the materials provided by the Buyer or that are included in such filings and/or mailings). The Registration Statement/Proxy Statement will, at the time it is mailed to the RONI Stockholders, comply in all material respects with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Registration Statement/Proxy Statement.

Section 4.12  Trust Account. As of the Execution Date, the Buyer has at least $345,000,000 (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is Enforceable against the Buyer. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by the Buyer or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by the Buyer. The Buyer is not a party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the RONI SEC Documents to be inaccurate in any material respect or (b) entitle any Person (other than (i) the RONI Stockholders who shall have exercised their rights to participate in the RONI Share Redemption, (ii) the underwriters of the Buyer’s initial public offering, who are entitled to a deferred underwriting discount and (iii) the Buyer, with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses), to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of the Buyer, investigations) pending or, to the Knowledge of the Buyer, threatened with respect to the Trust Account.

Section 4.13  RONI SEC Documents; Financial Statements; Controls.

(a)  RONI has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Securities Exchange Act, as applicable, since the consummation of the initial public offering of RONI’s securities (all such forms, reports, schedules, statements and other documents filed or furnished with the SEC together with any amendments, restatements, supplements, exhibits and schedules thereto and other information incorporated therein, the “RONI SEC Documents”). As of their respective dates, each of the RONI SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such RONI SEC Documents (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder). None of (i) the RONI SEC Documents contained, when filed or, if amended prior to the Execution Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any other RONI SEC Filings, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) submitted after the Execution Date and prior to the Closing contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the RONI SEC Documents. To the Knowledge of the Buyer, as of the Execution Date, neither the SEC nor other Governmental Entity is conducting any investigation or review of any RONI SEC Document. No notice of any SEC review or investigation of the Buyer or the RONI SEC Documents has been received by the Buyer. Since the consummation of the initial public offering, all comment letters received by the Buyer from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of the Buyer are publicly available on the SEC’s EDGAR website.

(b)  The RONI SEC Documents contain true and complete copies of RONI’s financial statements. Each of the financial statements of RONI included in the RONI SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Execution Date, as of the date of such amendment, with the rules and regulations of the SEC, the Securities Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Securities Exchange Act), in the case of audited financials, were audited in accordance with the standards of the PCAOB and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of RONI, as of their respective dates and the results of operations and the cash flows of RONI, for the periods presented therein.

(c)  The books of account and other financial records of RONI have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of RONI have been properly recorded therein in all material respects. RONI has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of RONI is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(d)  RONI has not identified and has not received written notice from an independent auditor of (i) significant deficiency or material weakness in the system of Internal Controls utilized by RONI; (ii) fraud, whether or not material, that involves RONI’s management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by RONI; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect RONI’s ability to record, process, summarize and report financial information.

(e)  Since the consummation of the initial public offering of RONI’s securities, RONI has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any RONI SEC Document. Each such certification is correct and complete. RONI maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning RONI is made known on a timely basis to the individuals responsible for the preparation of RONI’s SEC filings. As used in this Section 4.13, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(f)  RONI has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g)  As of their respective dates, all forms, reports, schedules, statements and other documents filed by RONI with the SEC during the Pre-Closing Period, under the Securities Act and the Securities Exchange Act, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), will have complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such documents (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder). None of such forms, reports, schedules, statements and other documents will contain, when filed or, if amended during the Pre-Closing Period, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.14  Listing. Since its initial public offering, RONI has complied, and is currently in compliance, in all material respects with all applicable listing and corporate governance rules and regulations of the Stock Exchange. The classes of securities representing issued and outstanding shares of RONI Shares and RONI Warrants are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange. There is no Proceeding or investigation pending or, to the Knowledge of the Buyer, threatened against RONI by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the RONI Public Securities or prohibit or terminate the listing of the RONI Public Securities on the Stock Exchange. RONI has taken no action that would reasonably be likely to result in the termination of the registration of the RONI Public Securities under the Securities Exchange Act. RONI has not received any written or, to the Knowledge of the Buyer, oral deficiency notice from the Stock Exchange relating to the continued listing requirements of the RONI Public Securities.

Section 4.15  Investment Company; Emerging Growth Company. RONI is not an “investment company” within the meaning of the Investment Company Act of 1940. RONI constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.16  Inspections; Buyer’s Representations. RONI is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Group Companies’ business. RONI has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement (as applicable). RONI agrees to engage in the transactions contemplated by this Agreement based upon, and has relied on, its own inspection and examination of the Group Companies’ business and on the accuracy of the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by the Company pursuant to this Agreement and disclaims reliance upon any express or implied representations or warranties of any nature made by the Group Companies or their respective Affiliates or representatives, except for those set forth in Article III and in any Ancillary Agreement or certificate delivered by the Group Companies pursuant to this Agreement.

Section 4.17  PIPE Investment Amount. RONI has delivered to the Company true, accurate and complete copies of each of the Subscription Agreements pursuant to which the PIPE Investors have committed to provide equity financing to RONI in the aggregate amount of the PIPE Investment. As of the Execution Date, with respect to each PIPE Investor, the Subscription Agreements have not been withdrawn or terminated, or otherwise amended or modified, in any respect. Each Subscription Agreement is (a) a legal, valid and binding obligation of RONI and, to the Knowledge of the Buyer, each PIPE Investor and (b) Enforceable against RONI and, to the Knowledge of the Buyer, each PIPE Investor. There are no other agreements, side letters, or arrangements between RONI and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of the PIPE Investors to contribute to RONI the applicable portion of the PIPE Investment set forth in the Subscription Agreements, and as of the Execution Date, RONI does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment not being available to RONI, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of RONI under any material term or condition of any Subscription Agreement, and as of the Execution Date RONI has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement.

Section 4.18  Related Person Transactions. Except as set forth on Schedule 4.18 and other than the private placement of securities in connection with RONI’s initial public offering and any transactions or Contracts entered into after the Execution Date that are either permitted by or entered into in accordance with Section 5.2, there are no transactions or Contracts, or series of related transactions or Contracts (the “Sponsor Related Person Transactions”) between any Buyer Party, Sponsor or its Affiliates, on the one hand, and any Buyer Party, any officer, director, manager or Affiliate of any Buyer Party or, to the Knowledge of the Buyer, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed by RONI in the RONI SEC Filings.

Section 4.19  No Other Company Representations and Warranties. EACH BUYER PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING THE SPONSOR, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE III OR IN ANY ANCILLARY AGREEMENT, NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYER PARTIES, THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) NONE OF THE BUYER PARTIES NOR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING THE SPONSOR, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY ANY GROUP COMPANY OR ANY AFFILIATE THEREOF, INCLUDING ANY COMPANY UNITHOLDER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE III OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 4.19 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

Article V
COVENANTS RELATING TO THE CONDUCT
OF THE GROUP COMPANIES AND THE BUYER PARTIES

Section 5.1  Interim Operating Covenants of the Group Companies. From and after the Execution Date until the earlier of the date this Agreement is terminated in accordance with Article IX and the Closing Date (such period, the “Pre-Closing Period”):

(a)  the Company shall, and the Company shall cause the other Group Companies to, (i) conduct and operate their business in the Ordinary Course of Business and (ii) use commercially reasonable efforts to preserve their relationships with material customers, suppliers, distributors and others with whom such Group Company has a material business relationship, except, in each case, (x) with the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed); (y) as expressly contemplated by this Agreement and the Ancillary Agreements (including the Interim Company Financing, if any, and the transactions contemplated thereby) or required by applicable Law or (z) as set forth on Schedule 5.1(a); and

(b)  without limiting Section 5.1(a), except (i) with the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed); (ii) as expressly contemplated by this Agreement and the Ancillary Agreements (including the Interim Company Financing, if any) or required by applicable Law; or (iii) as set forth on Schedule 5.1(b), the Company shall not and shall cause the Company Subsidiaries not to:

(i)  amend or otherwise modify any of its Governing Documents (including by merger, consolidation or otherwise), other than any such amendment or modification as may be required to be made to the Company LLCA to ensure that any variation between the book value and adjusted tax basis of the Company assets for federal income tax purposes attributable to the Transactions shall be accounted for in accordance with Code Section 704(c) utilizing the traditional method set forth in Treasury Regulations Section 1.704-3(b), such amendment being expressly permitted hereunder;

(ii)  except as may be required by Law, GAAP or any Governmental Entity with competent jurisdiction, make any material change in the financial or tax accounting methods, principles or practices (or change an annual accounting period);

(iii)  make, change or revoke any material election relating to Taxes other than a PTET Election, enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, abandon or fail to diligently conduct any material audit, examination or other Proceeding in respect of a material Tax or material Tax Return, make any request for a private letter ruling, administrative relief, technical advice, change of any method of accounting or other similar request with a Taxing Authority, file any amendment of any material Tax Return, fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, file any Tax Return in a manner inconsistent with the past practices of the Group Companies unless required by applicable Law, fail to pay any material amount of Tax as it becomes due, consent to any extension or waiver of the statutory period of limitations applicable to any material Tax or material Tax Return, enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), surrender any right to claim any refund of material Taxes, take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the Intended Tax Treatment, in each case, except as required by applicable Law;

(iv)  issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other Equity Interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other Equity Interests other than the Turbine JDA Shares;

(v)  declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions to another Group Company;

(vi)  split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other Equity Interests, as applicable;

(vii)  (A) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Company Indebtedness, as applicable, (B) make any loans, advances or capital contributions to, or investments in, any Person or (C) amend or modify any Company Indebtedness, as applicable;

(viii)  cancel or forgive any Company Indebtedness owed to any Group Company;

(ix)  make any capital expenditure or incur any Liabilities in connection therewith, except for (A) the JDA Related Expenditures and (B) expenditures made in the Ordinary Course of Business in an aggregate amount not to exceed $10,000,000;

(x)  make or effect any material amendment or termination (other than an expiration in accordance with the terms thereof) of any Material Contract, enter into any Contract that if entered into prior to the Execution Date would be a Material Contract, in each case, other than in the Ordinary Course of Business or any “front-end engineering and design” or “pre-front-end engineering and design” entered into prior to or during the Pre-Closing Period, or voluntarily terminate any Material Contract, except for any termination at the end of the term of such Material Contract pursuant to the terms thereof;

(xi)  enter into, renew, modify or revise any Affiliated Transaction, as applicable, other than those that will be terminated at Closing;

(xii)  sell, lease, license, assign, transfer, permit to lapse, abandon, or otherwise dispose of any of its properties or tangible assets that are, with respect to the Company or any other Group Company, material to the businesses of the Group Companies, except in the Ordinary Course of Business pursuant to clause (a) of the definition thereof;

(xiii)  (A) sell, lease, license, sublicense, assign, transfer, permit to lapse, abandon, or otherwise dispose of or encumber any rights under or with respect to, any Intellectual Property, except for non-exclusive licenses granted in the Ordinary Course of Business, or (B) disclose any Confidential Information or Trade Secret to any Person except pursuant to a written agreement entered into in the Ordinary Course of Business requiring that Person to maintain the confidentiality of, and preserving all rights of the Group Company in, such Confidential Information or Trade Secret;

(xiv)  accept any funding from a Governmental Entity in relation to research and development of technology or Intellectual Property;

(xv)  adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xvi)  grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Leased Real Property;

(xvii)  fail to maintain in full force and effect any Insurance Policies or allow any coverage thereunder to be materially reduced, except as replaced by a substantially similar insurance policy;

(xviii)  make, increase, decrease, accelerate (with respect to funding, payment or vesting) or grant any base salary, base wages, bonus opportunity, equity or equity-based award or other compensation or employee benefits other than (A) as required by applicable Law or pursuant to a Company Employee Benefit Plan as in effect on the Execution Date that has been provided to Buyer prior to the Execution Date and set forth on Schedule 3.15(a); (B) annual base compensation increases made in the Ordinary Course of Business for employees or other individual service providers who are eligible to earn total annual compensation equal to or less than $250,000 both before and after any such increase, or (C) entering into any Company Employee Benefit Plan with any employee or other individual service provider hired, engaged or promoted by any of the Group Companies following the Execution Date in the Ordinary Course of Business, providing for eligibility to earn total annual compensation equal to or less than $250,000, and only in the form of cash compensation and benefits (other than equity or equity-based compensation, retention or transaction bonuses, severance and/or deferred compensation) for such individuals that are substantially similar to the cash compensation and benefits (other than equity or equity-based compensation, retention or transaction bonuses, severance and/or deferred compensation) made available to other similarly situated employees and service providers of the Group Companies;

(xix)  pay or promise to pay, grant or fund, accelerate (with respect to payment or vesting) or announce the grant or award of any equity or equity-based incentive awards, retention, sale, change-in-control or other discretionary bonus, severance or similar compensation or benefits, in each case, other than as required pursuant to a Company Employee Benefit Plan as in effect on the Execution Date or applicable Law.

(xx)  establish, modify, amend (other than as required by applicable Law or as required for the annual insurance renewal for health and/or welfare benefits), terminate, enter into, commence participation in, or adopt any Company Employee Benefit Plan or any benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Employee Benefit Plan if in effect on the Execution Date;

(xxi)  hire, engage, furlough, temporarily lay off or terminate (other than for cause) any individual with total annual compensation in excess of $300,000;

(xxii)  negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of any Group Company;

(xxiii)  implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions affecting any group of three or more employees or contractors;

(xxiv)  waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor or enter into any agreement that restricts the ability of the Group Companies, as applicable, to engage or compete in any line of business in any respect material to any business of the Group Companies, as applicable;

(xxv)  buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course of Business or (B) other assets in an amount not to exceed $1,000,000 individually or $5,000,000 in the aggregate;

(xxvi)  take any action, or fail to take any action, which action or failure to act could reasonably be expected to result in (A) loss of EWG status, (B) the loss of PGC status or (C) financial, organizational or rate regulation under the Laws of any State Commission;

(xxvii)  enter into any new line of business;

(xxviii)  make any material change to any of the cash management practices, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable; or

(xxix)  agree to, authorize or commit in writing to do any of the foregoing.

(c)  Nothing contained herein shall be deemed to give the Buyer Parties, directly or indirectly, the right to control or direct the Company or any operations of any Group Company prior to the Closing. Prior to the Closing, the Group Companies shall exercise, consistent with the terms and conditions hereof, control over their respective businesses and operations.

Section 5.2  Interim Operating Covenants of the Buyer.

(a)  During the Pre-Closing Period, except (x) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), (y) as expressly contemplated by this Agreement and the Ancillary Agreements or required by applicable Law or (z) as set forth on Schedule 5.2(a), the Buyer Parties shall not:

(i)  amend or otherwise modify any of the RONI Governing Documents, the Buyer Governing Documents or the Trust Agreement;

(ii)  withdraw any of the Trust Amount, other than as permitted by the RONI Governing Documents, Buyer Governing Documents or the Trust Agreement;

(iii)  other than in connection with (i) the conversion of any Permitted Buyer Party Indebtedness into RONI Warrants substantially concurrently with the Closing, (ii) the Subscription Agreements and (iii) the Permitted Equity Subscription Agreements, issue or sell, or authorize to issue or sell, any Equity Interests, or any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests of any Buyer Party;

(iv)  other than in connection with the RONI Share Redemption, declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to the equityholders of the Buyer;

(v)  adjust, split, combine, redeem (other than a RONI Share Redemption) or reclassify any of its Equity Interests;

(vi)  (A) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Buyer Party Indebtedness, (B) make any loans, advances or capital contributions to, or investments in, any Person or (C) amend or modify any indebtedness for borrowed money, except in each case for Buyer Party Indebtedness for borrowed money, on terms no less favorable to the Buyer Parties as the terms of that certain Promissory Note, dated February 8, 2021, by and between RONI and Sponsor, in an amount not to exceed $4,000,000 in the aggregate (“Permitted Buyer Party Indebtedness”);

(vii)  enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan (other than Permitted Buyer Party Indebtedness) or other compensation paid by Buyer to the Sponsor, Buyer’s officers or directors, or any Affiliate of the Sponsor or Buyer’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated hereby;

(viii)  commit to making or make or incur any capital commitment or capital expenditure;

(ix)  waive, release, assign, settle or compromise any pending or threatened Proceeding, other than Proceedings which are not material to the Buyer and which do not relate to the transactions contemplated by this Agreement;

(x)  buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any Person;

(xi)  enter into any new line of business;

(xii)  make, change or revoke any material election relating to Taxes other than any such elections made in the Ordinary Course of Business, enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, abandon or fail to diligently conduct any material audit, examination or other Proceeding in respect of a material Tax or material Tax Return, make any request for a private letter ruling, administrative relief, technical advice, change of any method of accounting or other similar request with a Taxing Authority, file any amendment of any material Tax Return, fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, file any Tax Return in a manner inconsistent with the past practices of the Buyer Parties, fail to pay any material amount of Tax as it becomes due, consent to any extension or waiver of the statutory period of limitations applicable to any material Tax or material Tax Return, enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), surrender any right to claim any refund of material Taxes, take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the Intended Tax Treatment, in each case, except as may be required by applicable Law; or

(xiii)  agree or commit in writing to do any of the foregoing.

(b)  Nothing contained herein shall be deemed to give any Group Company, directly or indirectly, the right to control or direct any Buyer Party prior to the Closing. Prior to the Closing, the Buyer Parties shall exercise, consistent with the terms and conditions hereof, control over their business.

Article VI
PRE-CLOSING AGREEMENTS

Section 6.1  Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions set forth herein, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and the Group Companies shall use reasonable best efforts, and the Buyer shall cooperate in all reasonable respects with the Group Companies, to solicit and obtain any consents of any Persons that may be required in connection with the transactions contemplated hereby or by the Ancillary Agreements prior to the Closing; provided, however, that other than any fees payable in connection with Notification and Report Forms required pursuant to the HSR Act, no Party or any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent). Subject to the terms set forth herein, each Party shall take such further actions (including the execution and delivery of such further instruments and documents) as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

Section 6.2  Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice RONI shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the RONI Governing Documents, at the Closing, RONI shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) use its best efforts to cause the Trustee to pay as and when due all amounts payable to RONI Stockholders who shall have validly elected to redeem their RONI Stock and use its best efforts to cause the Trustee to pay as and when due the amounts due pursuant to the terms of the Trust Agreement.

Section 6.3  Status Preservation.

(a)  Listing. During the Pre-Closing Period, RONI shall use reasonable best efforts to ensure the RONI Class A Shares and RONI Warrants continue to be listed on the Stock Exchange.

(b)  Qualification as an Emerging Growth Company. RONI shall, at all times during the Pre-Closing Period use reasonable best efforts to (i) take all customary actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (ii) not take any action that in and of itself would cause RONI to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

(c)  Public Filings. During the Pre-Closing Period, RONI will use reasonable best efforts to have timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed or furnished by it with the SEC under the Securities Act or the Securities Exchange Act and will otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.4  Stock Exchange Listing. Prior to the Closing, RONI shall use reasonable best efforts to cause the shares of RONI Class A Shares to be issued in connection with the Transactions to be approved for listing on the Stock Exchange, including by submitting prior to the Closing an initial listing application with the Stock Exchange (the “NYSE Listing Application”) with respect to such shares, subject to official notice of issuance. The Company shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by RONI and shall otherwise reasonably assist and cooperate with RONI in connection with the preparation and filing of the NYSE Listing Application.

Section 6.5  Confidential Information. During the Pre-Closing Period, each Party acknowledges and agrees that they shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement (including any communications with PIPE Investors) or at the request of RONI or any of its Affiliates or its or their representatives, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of the Buyer, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 6.6  Access to Information. During the Pre-Closing Period, upon reasonable prior notice, the Company shall, and the Company shall cause the Company Subsidiaries to, afford the representatives of RONI and the Buyer reasonable access, during normal business hours, to the properties, employees, books and records of the Group Companies, as applicable, and furnish to the representatives of RONI and the Buyer such additional financial and operating data and other information regarding the business of the Group Companies as RONI and the Buyer or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated hereby and preparing to operate the business of the Group Companies following the Closing; provided, nothing herein shall require any Group Company to provide access to, or to disclose any information to, RONI and the Buyer Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of the Company, as applicable, (a) would waive any legal privilege or (b) would be in violation of applicable Contracts, Laws or regulations of any Governmental Entity (including the HSR Act).

Section 6.7  Notification of Certain Matters. During the Pre-Closing Period, each Party shall disclose to the other Parties in writing any development, fact or circumstance of which such Party has Knowledge, arising before or after the Execution Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 8.1, Section 8.2 or Section 8.3 to be satisfied.

Section 6.8  Regulatory Approvals; Efforts.

(a)  Each Party shall use commercially reasonable efforts to promptly file all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, each of the Parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed no later than 15 Business Days after the Execution Date; (ii) to the extent available, request early termination of the waiting period relating to such HSR Act filings; (iii) make an appropriate response to any requests for additional information and documentary material made by a Governmental Entity pursuant to the HSR Act; and (iv) otherwise use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby as soon as practicable. The Parties shall use commercially reasonable efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated hereby. All filing fees required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents or Orders shall be paid by the filing party when due, and 50% of such filing fees shall be treated as Company Transaction Expenses and the other 50% of such filing fees shall be treated as Buyer Party Transaction Expenses.

(b)  The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Party (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated hereby, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby.

(c)  Each Party shall use commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated hereby under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.8(c), each Party shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the Execution Date.

Section 6.9  Communications; Press Release; SEC Filings.

(a)  Prior to the Closing, none of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public release or public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of each of the Parties, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any required Law or which is required by the requirements of any national securities exchange applicable to such Party and (ii) each Company Unitholder or Affiliate of a Party that is a private equity, venture capital or investment fund may make customary disclosures to its existing or potential financing sources, including direct or indirect limited partners and members (whether current or prospective) solely to the extent that such disclosures do not constitute material nonpublic information and are subject to customary obligations of confidentiality (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); provided, further, that each Party may make announcements regarding this Agreement and the transactions contemplated by this Agreement consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement (including, for the avoidance of doubt, the Registration Statement/Proxy Statement and the Signing Form 8-K) to their directors, officers, employees, service providers, other material business relationships and other interested parties without the consent of the other Parties.

(b)  As promptly as practicable following the Execution Date, RONI shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement and the Subscription Agreements, and make public all material nonpublic information provided to potential PIPE Investors prior to the Execution Date (the “Signing Form 8-K”), and RONI, the Buyer and the Company shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Prior to filing with the SEC, RONI will make available to the Company a draft of the Signing Form 8-K and the Signing Press Release and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.

(c)  As promptly as reasonably practicable after the date of this Agreement, the Parties shall prepare and RONI shall file with the SEC a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Agreements and containing a prospectus and proxy statement of RONI (as amended or supplemented, the “Registration Statement/Proxy Statement”), which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Act and the rules and regulations promulgated thereunder, for the purpose of soliciting proxies from the RONI Stockholders to vote at the RONI Special Meeting in favor of the RONI Stockholder Voting Matters. Each of RONI and the Company shall use its reasonable best efforts to keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. As promptly as practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, RONI shall cause the same to be mailed to its stockholders of record, as of the record date (the “RONI Record Date”) to be established by the RONI Board as promptly as practicable after, but in any event within five Business Days of, the SEC confirming that they have completed their review of the Registration Statement/Proxy Statement.

(d)  Prior to filing with the SEC, RONI will make available to the Company drafts of the Registration Statement/Proxy Statement and any other documents to be filed with the SEC, both preliminary and final or definitive, and drafts of any amendment or supplement to the Registration Statement/Proxy Statement or such other document, including responses to any SEC comment letters, and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. RONI will advise the Company, promptly after it receives notice thereof, of (i) the time when the Registration Statement/Proxy Statement has been filed; (ii) receipt of oral or written notification of the completion of the review by the SEC; (iii) the filing of any supplement or amendment to the Registration Statement/Proxy Statement; (iv) any request by the SEC for amendment of, or supplements to, the Registration Statement/Proxy Statement; (v) any comments, written or oral, from the SEC relating to the Registration Statement/Proxy Statement and responses thereto; and (vi) requests by the SEC for additional information in connection with the Registration Statement/Proxy Statement, and shall consult with the Company regarding, and supply the Company with copies of, all material correspondence between RONI, the Buyer or any of their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement/Proxy Statement. In consultation with the Company, RONI shall promptly respond to any comments of the SEC on the Registration Statement/Proxy Statement, and the Parties shall use their respective reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Registration Statement/Proxy Statement.

(e)  If, at any time prior to the RONI Special Meeting, any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Registration Statement/Proxy Statement, so that the Registration Statement/Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties hereto and RONI shall promptly file (and the Buyer, RONI and the Company shall cooperate in preparing, to the extent necessary) an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, transmit to the RONI Stockholders such amendment or supplement to the Registration Statement/Proxy Statement containing such information.

(f)  The Parties acknowledge that a substantial portion of the Registration Statement/Proxy Statement and certain other forms, reports and other filings required to be made by RONI and the Buyer under the Securities Act and Securities Exchange Act in connection with the transactions contemplated hereby (collectively, “Additional RONI Filings”) shall include disclosure regarding the Group Companies and the business of the Group Companies and the management, operations and financial condition of the Group Companies. Accordingly, the Company agrees to, and the Company agrees to cause the Group Companies to, as promptly as reasonably practicable, provide RONI and the Buyer with all information concerning the Company Unitholders, the Company and the Group Companies, and their respective business, management, operations and financial condition, in each case, that is reasonably required to be filed in any RONI SEC Filing. The Company shall, and the Company shall cause the Group Companies to, make their respective directors, officers, managers and employees, in each case during normal business hours and upon reasonable advanced notice, available to RONI, the Buyer and their counsel, auditors and other Representatives in connection with the drafting of the Registration Statement/Proxy Statement, Additional RONI Filings and any other RONI SEC Filing as reasonably requested by the applicable party, and responding in a timely manner to comments thereto from the SEC. RONI and the Buyer shall use reasonable best efforts to make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, shall provide the Company with a reasonable opportunity to comment on drafts of any such filings and shall consider such comments in good faith, and the Company shall reasonably cooperate in connection therewith. Without limiting the generality of the foregoing, RONI shall be responsible, and the Company shall reasonably cooperate with RONI, in connection with (i) preparation for inclusion in the Registration Statement/Proxy Statement and the Closing Form 8-K of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by the Registration Statement/Proxy Statement or the Closing Form 8-K and (ii) obtaining the consents of their respective auditors as required in connection with the Registration Statement/Proxy Statement, the Closing Form 8-K, the transactions set forth under this Agreement or applicable Law. The Company shall have a reasonable opportunity to review the pro forma financial statements described in the foregoing sentence and to comment on such drafts and RONI shall consider such comments in good faith.

(g)  At least five days prior to Closing, RONI shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated hereby pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated hereby (“Closing Press Release”). The Buyer and RONI shall provide the Company with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Concurrently with the Closing, RONI and the Buyer shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

(h)  The Company shall provide to RONI as promptly as practicable after the Execution Date (i) audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2021, and the related audited consolidated statements of comprehensive loss, cash flows and members equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB; (ii) unaudited consolidated financial statements of the Company and its Subsidiaries, including consolidated balance sheets, consolidated statements of comprehensive loss, cash flows and members equity as of and for the six months ended June 30, 2022, together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the Securities Exchange Act and reviewed by the Company’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants; (iii) all other audited and unaudited financial statements of the Group Companies and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement/Proxy Statement and/or the Closing Form 8-K (including pro forma financial information); and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Group Companies were subject thereto) with respect to the periods described in clauses (i), (ii) and (iii) above, as necessary for inclusion in the Registration Statement/Proxy Statement and Closing Form 8-K.

Section 6.10  RONI Special Meeting; Buyer Member Consent; Merger Sub Stockholder Consent.

(a)  As promptly as practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, each of the Buyer and RONI shall take all actions in accordance with applicable Law, and the RONI Governing Documents, and the rules of the Stock Exchange to duly call, give notice of, convene and promptly hold the RONI Special Meeting for the purpose of considering and voting upon the RONI Stockholder Voting Matters, which meeting shall be held not more than 25 days after the date on which RONI completes the mailing of the Registration Statement/Proxy Statement to the RONI Stockholders pursuant to the terms of this Agreement.

(b)  The RONI Board shall recommend adoption of this Agreement and approval of the RONI Stockholder Voting Matters and include such recommendation in the Registration Statement/Proxy Statement, and, unless this Agreement has been duly terminated in accordance with the terms herein, neither the RONI Board nor any committee thereof shall (a) change, withdraw, withhold, qualify or modify, or publicly propose or resolve to change, withdraw, withhold, qualify or modify the recommendation of the RONI Board that the RONI Stockholders vote in favor of the approval of the RONI Stockholder Voting Matters, (b) adopt, approve, endorse or recommend any Buyer Party Competing Transaction or (c) agree to take any of the foregoing actions. Notwithstanding anything in this Agreement to the contrary, at any time prior to, but not after, obtaining approval of the RONI Stockholder Voting Matters, solely in response to a RONI Intervening Event, the RONI Board may change, withdraw, withhold, qualify or modify, or publicly propose to or resolve to change, withdraw, withhold, qualify or modify the recommendation of the RONI Board that the RONI Stockholders vote in favor of the approval of the RONI Stockholder Voting Matters (any such action, a “Change in Recommendation”) if the RONI Board determines in good faith, after consultation with its legal counsel, that, in response to such RONI Intervening Event, a failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable law; provided that the RONI Board will not be entitled to make, or agree to make, a Change in Recommendation until (i) RONI delivers to the Company a written notice (a “RONI Intervening Event Notice”) advising the Company that the RONI Board proposes to take such action and containing the material facts underlying RONI Board’s determination that a RONI Intervening Event has occurred (it being acknowledged that such RONI Intervening Event Notice shall not itself constitute a breach of this Agreement), (ii) 5:00 p.m., Eastern Time, on the fifth Business Day immediately following the day on which RONI delivered the RONI Intervening Event Notice (it being understood that any material development (as reasonably determined by the RONI Board and notified to the Company) with respect to a RONI Intervening Event shall require a new notice but with an additional three-Business Day (instead of five-Business Day) period from the date of such notice) (the “RONI Intervening Event Notice Period”), RONI and its Representatives shall have negotiated in good faith with the Company and their Representatives regarding any revisions or adjustments proposed by the Company during the RONI Intervening Event Notice Period to the terms and conditions of this Agreement as would enable the RONI Board to proceed with its recommendation of this Agreement and the Transactions and not make such Change in Recommendation, and (iii) if the Company requested negotiations in accordance with the foregoing clause (ii), RONI may make a Change in Recommendation only if the RONI Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the RONI Intervening Event Notice Period, offered in writing in a manner that would form a binding Contract if accepted by RONI (and the other applicable parties hereto), reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law. For the avoidance of doubt, a Change in Recommendation will not affect RONI’s obligations pursuant to this Section 6.10 (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.

(c)  Unless this Agreement has been duly terminated in accordance with the terms herein, RONI shall take all reasonable lawful action to solicit from the RONI Stockholders proxies in favor of the proposal to adopt this Agreement and approve the RONI Stockholder Voting Matters and shall take all other action reasonably necessary or advisable to secure the approval of the RONI Stockholder Voting Matters. Notwithstanding anything to the contrary contained in this Agreement, RONI may (and in the case of the following clauses (ii) and (iv), at the request of the Company, shall) adjourn or postpone the RONI Special Meeting for a period of no longer than 15 calendar days (or, in the event a supplement or amendment to the Registration Statement/Proxy Statement shall be required by applicable Law as a result of a RONI Intervening Event no longer than 30 days after the date on which RONI completes the mailing of such supplement or amendment): (i) after consultation with the Company, to the extent necessary to ensure that any supplement or amendment to the Registration Statement/Proxy Statement that the RONI Board has determined in good faith is required by applicable Law be provided to the RONI Stockholders; (ii), in each case, for one or more periods, (A) if as of the time for which the RONI Special Meeting is originally scheduled (as set forth in the Registration Statement/Proxy Statement), there are insufficient voting Equity Interests of RONI represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the RONI Special Meeting or (B) in order to solicit additional proxies from the RONI Stockholders for purposes of obtaining approval of the RONI Required Vote; (iii) to seek withdrawals of redemption requests from the RONI Stockholders or (iv) in order to solicit additional proxies from the RONI Stockholders for purposes of obtaining approval of the RONI Stockholder Voting Matters; provided, that in the event of any such postponement or adjournment, the RONI Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(d)  As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the RONI Required Vote is obtained, the Buyer Parties shall obtain and deliver to Company a true and correct copy of a written consent approving this Agreement, the Merger and the other Transactions that is duly executed by the Buyer Member in accordance with the Governing Documents of Buyer Member and the DLLCA, Cayman Companies Act or Cayman LLC Act, as applicable (the “Buyer Member Consent”).

(e)  As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the RONI Required Vote is obtained, the Buyer, as the sole stockholder of Merger Sub, shall execute and deliver to the Company a true and correct copy of a written consent approving this Agreement, the Merger and the other Transactions that is duly executed by the Buyer in accordance with the Governing Documents of Merger Sub and the DGCL.

Section 6.11  Expenses. Except as otherwise provided herein, each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the Transactions; provided, that, (a) if the Closing occurs, at and in connection therewith, RONI shall pay, or cause to be paid, all Transaction Expenses and (b) if this Agreement is terminated in accordance with its terms the Company shall pay, or cause to be paid, the Company Transaction Expenses and the Buyer Parties shall pay, or cause to be paid, the Buyer Party Transaction Expenses.

Section 6.12  Permitted Equity Financing.

(a)  During the Pre-Closing Period, RONI may execute subscription agreements that would constitute a Permitted Equity Financing (such subscription agreements, “Permitted Equity Subscription Agreements”); provided that, without the prior written consent of the Company, (i) each Permitted Equity Subscription Agreement shall not be in any form other than in substantially the form of the Subscription Agreement, (ii) no such Permitted Equity Subscription Agreement shall provide for a purchase price of RONI Class A Shares of less than $10 per share (including of any discounts, rebates, equity kicker or promote), (iii) all the Permitted Equity Subscription Agreements shall not in the aggregate provide for the issuance of RONI Class A Shares in exchange for cash proceeds from all Permitted Equity Financings (the “Permitted Equity Financing Proceeds”) in excess of $200,000,000 and (iv) no such Permitted Equity Subscription Agreement shall provide for the issuance of any security other than RONI Class A Shares. Notwithstanding the foregoing, RONI shall provide drafts of any Permitted Equity Subscription Agreement to the Company prior to its entry thereinto, with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. RONI shall deliver to the Company true, accurate and complete copies of each of the Permitted Equity Subscription Agreements entered into promptly after such entry.

(b)  Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 9.1, the Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate, at Buyer’s sole cost and expense (which expense shall be treated as a Transaction Expense hereunder), in connection with the arrangement of any Permitted Equity Financing as may be reasonably requested by the Buyer, including by (i) upon reasonable prior notice and during normal business hours, participating in meetings, calls, drafting sessions, presentations and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) reasonably assisting with the preparation of customary materials, (iii) providing the Financial Statements and such other financial information regarding the Group Companies readily available to the Company as is reasonably requested in connection therewith, subject to confidentiality obligations acceptable to the Company and (iv) otherwise reasonably cooperating in the Buyer’s efforts to obtain Permitted Equity Financing; provided, that (A) none of the Company Unitholders, the Company, any other Group Company or any of their respective Affiliates, officers, directors, representatives or agents shall be required to incur any Liability in respect of the Permitted Equity Financing or any assistance provided in connection therewith, unless and solely to the extent such Liability is treated as a Transaction Expense, (B) nothing in this Section 6.12(b) shall require such cooperation to the extent it could unreasonably interfere with the business of any Group Company, or conflict with or violate any applicable Law or Contract, or require any Company Unitholder, or Group Company to breach, waive or amend any terms of this Agreement and (C) no Company Unitholder, or any of their respective Affiliates or representatives or agents, shall have any obligation to approve, authorize or ratify the execution of any of the definitive documents in respect of the Permitted Equity Financing.

(c)  At the Closing, the Buyer shall be permitted to consummate the Permitted Equity Financing, and issue the equity contemplated thereunder, in accordance with the terms and conditions of the Permitted Equity Subscription Agreements.

Section 6.13  Directors and Officers.

(a)  From and after the Effective Time, the Buyer shall cause the Group Companies to indemnify and hold harmless (and advance expenses in connection with the defense of any Proceeding to) each Person that prior to the Closing served as a director or officer of any Group Company or who, at the request of any Group Company, served as a director or officer of another Person (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) from and against any penalties, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or pertaining to circumstances, facts or events that occurred on or before the Effective Time, to the fullest extent permitted under applicable Law, the Governing Documents in effect as of the Execution Date and any indemnification agreement between any Group Company and any Indemnified Person in effect as of the Execution Date (“D&O Provisions”) and acknowledges and agrees such D&O Provisions are rights of Contract. Without limiting the foregoing, the Buyer shall cause each of the Group Companies to maintain, for a period of six years following the Closing Date, provisions in its Governing Documents concerning the indemnification, advancement of expenses and exculpation of officers and directors/managers that are no less favorable to the Indemnified Persons than the D&O Provisions in effect as of the Execution Date, and not amend, repeal or otherwise modify such provisions in any respect that would affect in any manner the Indemnified Persons’ rights, or any Group Company’s obligations, thereunder.

(b)  Tail Policy.

(i)  For a period of six years from and after the Closing Date, the Buyer shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering the Indemnified Persons and the Buyer with respect to claims arising from facts or events that occurred on or before the Closing and with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(ii)  At or prior to the Closing Date, the Company shall purchase and maintain in effect for a period of six years thereafter, “run-off” coverage as provided by any Group Company’s and the Buyer’s fiduciary policies, in each case, covering those Persons who are covered on the Execution Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Group Company’s or the Buyer’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”). No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any Group Company shall be settled without the prior written consent of the Company. The Indemnified Persons are intended third party beneficiaries of this Section 6.13.

Section 6.14  Subscription Agreements; Redemptions. The Buyer Parties may not modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions of a Subscription Agreement or any remedy under any Subscription Agreement, in each case, without the prior written consent of the Company; provided, that any modification or waiver that is solely ministerial in nature and does not affect any economic or any other material term (including any conditions to closing) of a Subscription Agreement shall not require the prior written consent of the Company. The Buyer Parties shall use their reasonable best efforts to take, or cause to be taken, all actions and take reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and subject to the conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to the Buyer Parties in the Subscription Agreements and otherwise comply with its obligations thereunder; (ii) if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing; (iii) deliver notices to counterparties to the Subscription Agreements as required by and in the manner set forth in the Subscription Agreements in order to cause timely funding in advance of the Closing; (iv) without limiting the Company’s right to enforce the Subscription Agreement, enforce any Buyer Party’s rights under the Subscription Agreements, subject to all provisions thereof, if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, to cause the applicable PIPE Investors to fund the amounts set forth in the Subscription Agreements in accordance with their terms and (v) provide prompt notice to the Company if any counterparty to a Subscription Agreement notifies Buyer of any breach of any representation or other agreement contained in such Subscription Agreement by such counterparty.

Section 6.15  Affiliate Obligations. On or before the Closing Date, except as provided for in this Agreement and any Ancillary Agreements, the Company shall take all actions necessary to cause all Liabilities and obligations of the Group Companies under any Affiliated Transaction listed on Schedule 6.15 to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of any Group Company or the Buyer.

Section 6.16  280G. Prior to the Closing, the Company shall use reasonable best efforts to (a) obtain an executed waiver from each Person who is a “disqualified individual” (as defined in Section 280G of the Code) of that portion of any payments or economic benefits received or payable to such Person that could, individually or in the aggregate, constitute “parachute payments” (as defined in Section 280G(b) of the Code) (the “Waived 280G Benefits”) and (b) solicit the approval of its equityholders of any Waived 280G Benefits, in a manner that complies with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. The Company shall forward to the Buyer at least three days prior to distribution to the intended recipients, copies of all documents prepared by the Company in connection with this Section 6.16 (including supporting analysis and calculations, form of waiver agreement, equityholder consent and disclosure statement) for the Buyer’s review and comment, and the Company shall incorporate all reasonable comments received from the Buyer on such documents prior to the distribution to the intended recipients. Prior to the Closing, the Company shall deliver to the Buyer evidence of the results of such vote. Such equityholder approval, if obtained, shall establish the disqualified individual’s right to receive or retain the Waived 280G Benefits, such that if such equityholder approval is not obtained, no portion of the Waived 280G Benefits shall be paid, payable, received or retained. For the avoidance of doubt, with respect to any Buyer Arrangement (defined as any arrangement agreed upon or entered into by, or at the direction of, Buyer and/or its Affiliates, on the one hand, and a “disqualified individual,” on the other hand, on or prior to the Closing Date) of which the Company is aware prior to the Closing Date, the Company shall cooperate with Buyer in good faith to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein that could reasonably be expected to constitute a “parachute payment” under Section 280G of the Code, and incorporate such Buyer Arrangements (defined as any arrangement agreed upon or entered into by, or at the direction of, Buyer and/or its Affiliates, on the one hand, and a “disqualified individual,” on the other hand, on or prior to the Closing Date) into its calculations and 280G equityholder approval process described above.

Section 6.17  2023 Omnibus Incentive Plan. Subject to, and in accordance with, Section 6.10, the RONI Board shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit K and with any changes or modifications thereto as the Company and the Buyer may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or the Buyer, as applicable), provided that any such changes or modifications that are substantially different from Exhibit K shall be approved by a “Super Majority Board Vote” (as defined in the Company LLCA) of the board of managers of the Company (the “2023 Omnibus Incentive Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving a number of shares of RONI Class A Shares for grants thereunder equal to 9% of the aggregate number of RONI Class A Shares and RONI Class B Shares outstanding as of immediately following the Closing after giving effect to the transactions contemplated hereby, including, without limitation, the PIPE Investment, determined assuming that no RONI Stockholders will exercise their rights to participate in the RONI Share Redemption. The 2023 Omnibus Incentive Plan will provide that the RONI Common Stock reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2024 fiscal year in an amount equal to 5% of RONI Common Stock outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the 2023 Omnibus Incentive Plan. The Parties acknowledge the intention that the compensation committee of the RONI Board (the “Compensation Committee”), in its sole discretion, grant stock options under the 2023 Omnibus Incentive Plan to certain holders of Profits Interests Shares prior to the Closing, including certain employees and consultants of the Company following the Closing, in amounts reasonably calculated by the Compensation Committee to approximate such incremental future economic value, if any, to which such officers would have been entitled pursuant to the Profits Interest Shares held by them had such Profits Interest Shares not been converted into RONI Interests.

Section 6.18  No Buyer Stock Transactions. During the Pre-Closing Period, except as otherwise explicitly contemplated by this Agreement, neither the Company nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of the Buyer without the prior written consent of the Buyer.

Section 6.19  Exclusivity.

(a)  From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 9.1, the Company and its Affiliates shall not, and shall cause their Subsidiaries and their respective representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Buyer and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (c) furnish (including through any virtual data room) any information relating to any Group Company or any of their assets or businesses, or afford access to the assets, business, properties, books or records of any Group Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (d) approve, endorse or recommend any Competing Transaction; or (e) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

(b)  From the Execution Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 9.1, the Buyer Parties, the Sponsor and their respective Affiliates shall not, and shall cause their respective representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any of the Buyer Parties, the Sponsor, any Person or group of Persons other than the Company and the Company Unitholders that may constitute, or would reasonably be expected to lead to, a Buyer Party Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations regarding a Buyer Party Competing Transaction; (c) commence due diligence with respect to any Person, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Buyer Party Competing Transaction; (d) approve, endorse or recommend any Buyer Party Competing Transaction; or (e) enter into a Buyer Party Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Buyer Party Competing Transaction or publicly announce an intention to do so.

Article VII
TAX MATTERS

Section 7.1  Certain Tax Matters.

(a)  Preparation of Tax Returns.

(i)  RONI Holdings (which after the Closing shall be treated as a continuation of the Company in accordance with Section 7.1(e)) shall prepare, or cause to be prepared, at the direction of the Company Representative (as defined in the RONI Holdings A&R LLCA) at the cost and expense of RONI Holdings all income Tax Returns with respect to Pass-Through Income Taxes of each Group Company for any taxable period ending on or before the Closing Date and any Straddle Period, in each case, that are due after the Closing Date (taking into account applicable extensions). Each such Tax Return shall be prepared in a manner consistent with the Group Companies’ past practice, except to the extent not permitted under applicable Law, and consistent with the RONI Holdings A&R LLCA or the Company LLCA, as applicable.

(ii)  Notwithstanding the foregoing, each Tax Return described in this Section 7.1(a) for a taxable period that includes the Closing Date (i) for which the “interim closing method” and the calendar day convention under Section 706 of the Code and Treasury Regulations Section 1.706-4(c) (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method and (ii) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election.

(b)  For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period:

(i)  in the case of property Taxes and other similar periodic Taxes imposed for a Straddle Period, the amounts that are allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period;

(ii)  in the case of Taxes imposed on any Group Company (or the Buyer or any of its Affiliates as a result of its direct or indirect ownership of an Group Company) as a result of income of any Flow-Thru Entity realized on or prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends as of the end of the day on the Closing Date and closed its books), such Taxes shall be treated as Taxes of such Group Company (or the Buyer or such Affiliate, as applicable) for a Pre-Closing Tax Period;

(iii)  in the case of all other Taxes for a Straddle Period (including Taxes based on or measured by income, receipts, payments, or payroll (to the extent not covered by clauses (i)-(ii) above)), the amount allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date using a “closing of the books” methodology;

(iv)  in the case of Taxes in the form of interest, penalties or additions, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period to the extent relating to a Tax for a Pre-Closing Tax Period (determined in accordance with clauses (i)-(iii) above) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date; and

(v)  all Transaction Tax Deductions will, in each case, be allocated and attributable to a Pre-Closing Tax Period, to the extent permitted by applicable Law at a “more likely than not” or higher level of comfort.

(c)  Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party in connection with the preparation and filing of Tax Returns pursuant to Section 7.1(a). The terms of the RONI Holdings A&R LLCA shall govern the handling of any examination or other Proceeding with respect to Taxes or Tax Returns of any Group Company. Following the Closing, the Company shall (and shall cause its Affiliates to) retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each Party shall furnish the other Parties with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any Taxes for which the other may have an indemnification obligation under this Agreement. The Company shall (and shall cause its Affiliates to) provide any information reasonably requested to allow the Buyer or any Group Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. For the avoidance of doubt, this Section 7.1(c) shall not apply to any dispute or threatened dispute among the Parties.

(d)  All Transfer Taxes shall be borne and paid by the Buyer Parties. The Buyer shall cause the Company, as applicable, to prepare and file, or cause to be prepared and filed, at the Buyer’s expense all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Company, and the Buyer will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(e)  RONI and each of the Parties acknowledges and agrees that for U.S. federal and, as applicable, state and local Tax purposes, they each intend that (i) the Merger shall be treated as an “assets-over” partnership merger under Treasury Regulations Section 1.708-1(c)(3)(i) in which RONI Holdings is treated as a “terminated partnership,” and the “resulting partnership” shall be treated as a continuation of the Company and (ii) RONI Class B Common Stock to be issued by RONI in connection with the Transactions shall be treated as having a fair market value of $0.00 as of the time of the Transactions (collectively, the “Merger Intended Tax Treatment” and together with the Domestication Intended Tax Treatment and the Holdings Domestication Intended Tax Treatment, the “Intended Tax Treatment”). RONI and each of the Parties hereto agrees that they will report the Transactions for U.S. federal and applicable state and local tax purposes, and will each file all Tax Returns (and cause each of their affiliates to file all Tax Returns) in a manner consistent with the Intended Tax Treatment, unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(f)  The Parties shall, and shall cause each of their respective applicable Affiliates to: (i) prepare and file all Tax Returns consistent with the Intended Tax Treatment, as finally determined (collectively, the “Tax Positions”); (ii) take no position in any communication (whether written or unwritten) with any Governmental Entity or any other action inconsistent with the Tax Positions; (iii) promptly inform each other of any challenge by any Governmental Entity to any portion of the Tax Positions; and (iv) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions.

(g)  Without the prior written consent of the Buyer, the Company shall not, and shall cause its Affiliates not to, make or cause to be made any election under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Group Company in respect of any Pre-Closing Tax Period. Notwithstanding anything to the contrary herein, with respect to any audit, examination or other Proceeding of any Group Company for any Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period) and for which the election provided for in Section 6226 of the Code (or any similar provisions under state, local or non-U.S. Laws) is available, the Company Unitholders and the Company shall, or shall cause their respective applicable Affiliates to, timely make, and to the extent required, fully cooperate with RONI Holdings, Buyer and the Company to make, all such available elections in accordance with applicable Laws. The Company Unitholders and the Company shall, and shall cause their respective applicable Affiliates to, comply with all applicable Laws with respect to the making and implementation of any such election.

(h)  In the event of any proposed audit, adjustment, assessment, examination, claim or other controversy or proceeding relating to Pass-Through Income Taxes for any Pre-Closing Tax Period or Straddle Period (a “Tax Contest”), RONI Holdings will, or will cause the applicable Group Company to, within 15 days of becoming aware of such Tax Contest, notify the Company Representative in writing of such Tax Contest; provided, that no failure or delay in providing such notice shall reduce or otherwise affect the obligations of the Company Representative pursuant to this Agreement, except to the extent that the Company Representative are materially and adversely prejudiced as a result of such failure or delay. The Company Representative or the applicable Group Company shall endeavor in good faith to include, to the extent reasonably practicable, in such notice any written notice or other documents received from any Governmental Entity with respect to such Tax Contest. The Company Representative will control the contest or resolution of any such Tax Contest as set forth in the RONI Holdings A&R LLCA.

(i)  After the Closing, the Buyer and its Affiliates (including the Group Companies) will not, without the consent of the Company Unitholders party to the Company Support Agreement (which consent will not be unreasonably withheld, conditioned or delayed), (a) amend or otherwise modify any income Tax Return of any Group Company with respect to Pass-Through Income Taxes for Pre-Closing Tax Periods, (b) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Pass-Through Income Taxes for Pre-Closing Tax Periods, (c) make or change any Tax election or accounting method or practice with respect to any Taxes, including any Pass-Through Income Taxes for Pre-Closing Tax Periods or that would have retroactive effect to any Pre-Closing Tax Period, (d) initiate any voluntary disclosure or other communication with any Taxing Authority relating to any actual or potential Pass-Through Income Tax payment or Tax Return filing obligation with respect to Pass-Through Income Taxes for any Pre-Closing Tax Periods, or (e) take any action on the Closing Date after the Closing with respect to the Group Companies other than in the Ordinary Course of Business consistent with the past custom or expressly contemplated by this Agreement and practice that would result in any liability with respect to Pass-Through Income Taxes to the Company Unitholders under this Agreement or otherwise.

(j)  If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, the SEC requests or requires that Tax opinions be prepared and submitted in such connection, RONI, RONI Holdings, and the Company shall deliver to Kirkland and Mintz, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement/Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement/Proxy Statement, and, if required, Kirkland shall furnish a Tax opinion, subject to customary assumptions and limitations, with respect to the Intended Tax Treatment as it applies to the Domestication and the Holdings Domestication, and Mintz shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Merger.

Article VIII
CONDITIONS TO OBLIGATIONS OF PARTIES

Section 8.1  Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(a)  Governmental Authorizations. Each applicable waiting period under the HSR Act relating to the Transactions shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable.

(b)  No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any Order in effect preventing the consummation of the transactions contemplated hereby.

(c)  Required Vote. The RONI Required Vote and the Company Written Consent shall have been obtained.

(d)  Net Tangible Assets. After giving effect to the transactions contemplated hereby (including the PIPE Investment), RONI shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

(e)  Listing. The RONI Shares being issued in connection with the transactions contemplated by this Agreement, including the PIPE Investment, shall have been approved for the listing on the Stock Exchange, subject only to official notice of issuance.

Section 8.2  Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the transactions to be performed by each applicable Buyer Party in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a)  Representations and Warranties.

(i)  The representations and warranties of the Group Companies set forth in Article III (other than the Company Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Material Contract” and in respect of Section 3.5), shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect.

(ii)  The Company Fundamental Representations (other than the representations and warranties set forth in Section 3.3(a)) shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by any limitation as to materiality or Material Adverse Effect qualifiers contained therein, which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by any limitation as to materiality or Material Adverse Effect qualifiers contained therein, which representations and warranties as so qualified shall be true and correct in all respects) as of such date). The representations and warranties set forth in Section 3.3(a) shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than de minimis inaccuracies.

(b)  Performance and Obligations of the Company. The covenants and agreements of the Company to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c)  Officers Certificate. The Company shall deliver to the Buyer a duly executed certificate from an authorized Person of the Company (the “Company Bring-Down Certificate”), in each case, dated as of the Closing Date, certifying, with respect to the Company, that the conditions set forth in Section 8.2(a) and (b) have been satisfied.

(d)  Company Deliverables. The Company shall have delivered to the Buyer the various certificates, instruments and documents referred to in Section 2.4 (other than Section 2.4(e)).

Section 8.3  Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions to be performed by the Company, as applicable, in connection with the Closing is subject to the satisfaction or written waiver by the Company, at or prior to the Closing Date, of each of the following conditions:

(a)  Representations and Warranties.

(i)  The representations and warranties of the Buyer set forth in Article IV (other than the Buyer Fundamental Representations), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, would have a material adverse effect on the Buyer.

(ii)  The Buyer Fundamental Representations (other than the representations and warranties set forth in Section 4.3(a) and Section 4.10) in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all material respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties set forth in Section 4.3(a) and Section 4.10 shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, de minimis inaccuracies.

(b)  Performance and Obligations of the Buyer. The covenants and agreements of the Buyer Parties to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c)  Minimum Cash Amount. Immediately prior to the Closing, the sum, without duplication, of (i) the aggregate cash proceeds available for release to any Buyer Party (or any designees thereof acceptable to the Company) from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to the RONI Share Redemption); plus (ii) the total amount received (or to be received at the Closing) by RONI in respect of the PIPE Investment, including any portion of the PIPE Investment reduced in connection with an Interim Company Financing; minus (iii) the Transaction Expenses; plus (iv) the Permitted Equity Financing Proceeds except to the extent received (or to be received at Closing) from any Company Unitholder(s) or their Affiliates; plus (v) all cash on the consolidated balance sheet of RONI and its Subsidiaries shall, in the aggregate, be equal to or greater than the Minimum Cash Amount.

(d)  Officers Certificate. The Buyer shall deliver to the Company, a duly executed certificate from a director or an officer of the Buyer (the “Buyer Bring-Down Certificate”) dated as of the Closing Date, certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(e)  Buyer Deliverables. Buyer shall have delivered to the Company the various certificates, instruments and documents referred to in Section 2.5.

(f)  RONI Share Redemption. The RONI Share Redemptions shall have been completed in accordance with the terms hereof, the applicable RONI Governing Documents and the Trust Agreement.

Section 8.4  Frustration of Closing Conditions. None of the Company or the Buyer may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the Closing conditions of each such other Party to be satisfied.

Section 8.5  Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VIII that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Article IX
TERMINATION

Section 9.1  Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing only as follows:

(a)  by the mutual written consent of the Company and the Buyer;

(b)  by either the Company or the Buyer by written notice to the other Party if any Governmental Entity has enacted any Law which has become final and non-appealable and has the effect of making the consummation of the transactions contemplated hereby illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement hereof results in or causes such final, non-appealable Law or Order;

(c)  by either the Company or the Buyer by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before August 31, 2023, which date shall be extended automatically for up to 30 days to the extent the Parties are continuing to work in good faith toward the Closing (as may be extended, the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party or any of its applicable Affiliates then in material breach of its representations, warranties, covenants or agreements under this Agreement;

(d)  by the Company by written notice to the Buyer, if any Buyer Party breaches in any material respect any of its representations or warranties contained herein or breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the transactions set forth in Section 8.1 or Section 8.3 hereof not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to the Buyer by the Company, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) 30 Business Days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Company if the Company is then in material breach of any representation, warranty, covenant or agreement contained herein;

(e)  by the Buyer by written notice to the Company, if the Company breaches in any material respect any of its representations or warranties contained herein or the Company breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Buyer’s and Merger Sub’s obligations to consummate the transactions set forth in Section 8.1 or Section 8.2 not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to the Company by the Buyer, cannot be cured or has not been cured by the later of (x) the Outside Date and (y) 30 Business Days after the delivery of such written notice (in the case of clause (y), the Outside Date, as applicable, shall automatically be extended until the end of such 30 Business Day period, but in no event on more than one occasion) and the Buyer has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to the Buyer if any Buyer Party is then in material breach of any representation, warranty, covenant or agreement contained herein; or

(f)  by the Company by written notice to the Buyer if the RONI Board shall have made a Change in Recommendation pursuant to Section 6.10(b).

Section 9.2  Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 6.9(a), Section 6.11, this Section 9.2 and Article X hereof survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

Article X
MISCELLANEOUS

Section 10.1  Amendment and Waiver. No amendment of any provision hereof shall be valid unless the same shall be in writing and signed by the Buyer and the Company. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 10.2  Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), (b) when received by e-mail prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (c) one Business Day following sending by reputable overnight express courier (charges prepaid) or (d) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 10.2, notices, demands and communications to the Company and the Buyer Parties shall be sent to the addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing):

Notices to the Buyer Parties:

Rice Acquisition Corp. II

102 East Main Street, Second Story

Carnegie, PA 15106
Attention: Daniel Joseph Rice IV; J. Kyle Derham
E-mail: danny@teamrice.com; kyle@riceinvestmentgroup.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10002
Attention: David B. Feirstein, P.C.
E-mail: david.feirstein@kirkland.com

and

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002
Attention: Cyril V. Jones, P.C., Jennifer R. Gasser
E-mail: cyril.jones@kirkland.com; jennifer.gasser@kirkland.com

Notices to the Company: NET Power, LLC 404 Hunt Street Suite 400 Durham, NC 27701 Attention: General Counsel Email: Legal@NETPower.com	with a copy to (which shall not constitute notice): Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Attention: Thomas R. Burton III E-mail: trburton@mintz.com

Notices to the Surviving Company and, following the Closing, the Buyer:	with a copy to (which shall not constitute notice):

NET Power, LLC 406 Blackwell Street 4th Floor Durham, NC 27701 Attention: General Counsel Email: Legal@NETPower.com	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Attention: Thomas R. Burton III E-mail: trburton@mintz.com

Section 10.3  Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law, including in connection with a merger or consolidation or conversion of the Buyer) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 10.3 shall be null and void.

Section 10.4  Severability. Whenever possible, each provision hereof (or part thereof) shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof (or part thereof) or the application of any such provision (or part thereof) to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision (or part thereof) shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision (or part thereof), there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision (or part thereof) as may be possible.

Section 10.5  Interpretation. The headings and captions used herein and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 10.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Schedules, all material amendments thereto (or with respect to customer or supplier Contracts, only those amendments that include a restrictive covenant or place any other material restriction on the ability of any Group Company to operate) (for the avoidance, excluding in either case any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable schedule and disclosed. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts herein are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to the Buyer if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisor on the “Project Unmatched” online data site hosted by Intralinks for purposes of the transactions contemplated hereby (the “Data Room”) or otherwise provided to the Buyer’s Representatives (including counsel) via e-mail, in each case with respect to the representations and warranties contained in Article III, at least one Business Day prior to the Execution Date or the Closing Date.

Section 10.6  Entire Agreement. This Agreement (together with the Disclosure Schedules and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement (together with the Schedules and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including the letter of intent between RONI and the Company, dated as of July 26, 2022), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated by this Agreement and the Ancillary Agreements exclusively pursuant to the express terms and provisions of this Agreement and the Ancillary Agreements, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement and the Ancillary Agreements. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. Notwithstanding anything to the contrary in this Section 10.6, in the event the Closing is not consummated pursuant to this Agreement, nothing set forth in this Agreement shall in any way amend, alter, terminate, supersede or otherwise effect the Parties’ or their respective Affiliates’ Equity Interests or any Contract to which the Parties or their respective Affiliates are party or are bound (other than (x) this Agreement and (y) the Confidentiality Agreements), including the certificates of incorporation, formation or limited partnership, bylaws, limited liability company agreements, limited partnership agreements and/or other similar governing documents of any of the Parties or their respective Subsidiaries.

Section 10.7  Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, to the extent applicable, the Cayman Companies Act and Cayman LLC Act shall also apply to the Domestications. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or, in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the Proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 10.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 10.8  Non-Survival. The Parties, intending to modify any applicable statute of limitations, agree that none of the representations, warranties, covenants or agreements set forth in this Agreement or in any Ancillary Agreement or any certificate or letter of transmittal delivered hereunder including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for those covenants and agreements that by their terms contemplate performance, in each case, in whole or in part after the Closing, and then only with respect to the period following the Closing (including any breaches occurring after the Closing), which shall survive until 30 days following the date of the expiration, by its terms of the obligation of the applicable Party under such covenant or agreement. Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.

Section 10.9  Trust Account Waiver. The Company acknowledges that RONI has established the Trust Account for the benefit of its public RONI Stockholders, which holds proceeds of its initial public offering. For and in consideration of the Buyer entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, for itself and the Affiliates and Persons it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (a) the public RONI Stockholders upon the redemption of their shares and (b) the underwriters of Buyer’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, Contracts or agreements (including this Agreement) among the Buyer and the Company or the Company’s Unitholders and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever provided that nothing in this Section 10.9 shall limit any right to specifically enforce this Agreement pursuant to Section 10.11. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Buyer and the Sponsor to induce the Buyer to enter into this Agreement, and the Company further intends and understands such waiver to be Enforceable against the Company and each of the Affiliates and Persons that it has the authority to bind under applicable Law. To the extent that the Company or any of its Affiliates or Persons that it has the authority to bind commences any Proceeding against the Buyer or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to the Buyer or its representatives, which proceeding seeks, in whole or in part, monetary relief against the Buyer or its representatives, the Company hereby acknowledges and agrees that its Affiliates’ sole remedy shall be against assets of the Buyer Parties not in the Trust Account and that such claim shall not permit the Company or such Affiliates (or any Person claiming on its behalf) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account. Notwithstanding the foregoing, nothing in this Section 10.9 shall serve to limit or prohibit (i) the Company’s, any Company Unitholder’s right to pursue a claim against the Buyer Parties for legal relief against assets held outside the Trust Account or pursuant to Section 10.11 for specific performance or other non-monetary relief, or (ii) any claims that the Company or any Company Unitholder may have in the future against RONI’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than the Trust Distributions) and any assets that have been purchased or acquired with any such funds) other than as contemplated by this Agreement.

Section 10.10  Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 10.11  Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement or any Ancillary Agreement to the extent expressly contemplated herein or therein and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 10.11 shall not be required to provide any bond or other security in connection with any such injunction.

Section 10.12  No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (a) Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the provisions of Section 10.14 and (b) the Indemnified Persons, each of whom is an express third-party beneficiary hereunder to the provisions of Section 6.13(b)). Notwithstanding the foregoing the Financial Advisors may rely on the representations and warranties contained in Article III and Article IV as if such representations were made to the Financial Advisors, provided, however, that (x) the Financial Advisors shall have no rights of recovery and no recourse for any breach or violation of such representations and warranties or otherwise under this Agreement and (y) no consent of the Financial Advisors shall be required for any waiver of the conditions to Closing set forth in Section 8.2(a) or Section 8.3(a). This Section 10.12 may not be modified, waived or terminated in a manner that is adverse to the Financial Advisors without the written consent of the Financial Advisors.

Section 10.13  Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the applicable Schedule to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described herein. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion (A) be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof, or (B) represent a determination that such item or matter did not arise in the Ordinary Course of Business, and matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes. Moreover, in disclosing the information in the Schedules, the Parties, to the fullest extent permitted by law, expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Schedules shall be kept strictly confidential in accordance with Section 6.5 by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 10.14  No Recourse. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, at or prior to Closing, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 10.14.

Section 10.15  Equitable Adjustments. If, during the Pre-Closing Period, the RONI Holdings Common Units, RONI Class A Shares or RONI Class B Shares shall have been changed into a different number of units or shares or a different class, with the prior written consent of the Company to the extent required by this Agreement, by reason of any stock dividend, share recapitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), then any number or amount contained herein which is based upon the number of shares or units of RONI Interests will be appropriately adjusted to provide to the Company Unitholders and the RONI Stockholders the same economic effect as contemplated hereby prior to such event.

Section 10.16  Legal Representation and Privilege.

(a)  The Company.

(i)  Each Party hereby agrees, on behalf of itself, its Affiliates, and its and their directors, managers, officers, owners and employees and each of their successors and assigns (all such parties, the “Waiving Parties”), that Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (or any successor thereto) (“Mintz”) may represent the Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof (other than, following the Closing, the Buyer or any of its Subsidiaries), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Company Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Company in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii)  Each of the Parties acknowledges that the foregoing provision applies whether or not Mintz provides legal services to any Group Company after the Closing Date. Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Mintz (or any other counsel that represented any Group Company), the Group Companies and/or any director, manager, officer, owner, employee or Representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable Group Company (but in all cases, for the avoidance of doubt, excluding any other Subsidiary of Buyer) and is exclusively controlled by such member, and shall not pass to or be claimed by Buyer, any Subsidiary of Buyer or any other Party or Waiving Party, other than the Company. From and after the Closing, each Party (other than the Company) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than the Company), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Mintz (or any other counsel that represented the Group Companies), any Group Company and/or any director, manager, officer, owner, employee or Representative of any of the foregoing occurring prior to the Closing in connection with any the Company Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of the Company.

(b)  Buyer.

(i)  Each Party hereby agrees, on behalf of itself and the Waiving Parties, that Kirkland (or any successor thereto) may represent Buyer or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Buyer Post-Closing Representation”) notwithstanding its representation (or any continued representation) of Buyer in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Buyer Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii)  Each of the Parties acknowledges that the foregoing provision applies whether or not Kirkland provides legal services to Buyer after the Closing Date. Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Kirkland (or any other counsel that represented the Buyer), the Buyer and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belongs solely to Buyer and is exclusively controlled by such member, and shall not pass to or be claimed by any other Party or Waiving Party, other than Buyer. From and after the Closing, each Party (other than Buyer) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than Buyer), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Kirkland (or any other counsel that represented the Buyer), Buyer and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Buyer Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of Buyer.

* * * * *

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

BUYER PARTIES:

TOPO BUYER CO, LLC

By:	/s/ J. Kyle Derham
Name:	J. Kyle Derham
Title:	Authorized Signatory

TOPO Merger Sub, LLC

By:	/s/ J. Kyle Derham
Name:	J. Kyle Derham
Title:	Authorized Signatory

RICE ACQUISITION HOLDINGS II LLC

By:	RICE ACQUISITION CORP. II, as Managing Member

By:	/s/ J. Kyle Derham
Name:	J. Kyle Derham
Title:	Chief Executive Officer

RICE ACQUISITION CORP. II

By:	/s/ J. Kyle Derham
Name:	J. Kyle Derham
Title:	Chief Executive Officer

COMPANY:

NET POWER, LLC

By:	/s/ Ron DeGregorio
Name:	Ron DeGregorio
Title:	Chief Executive Officer

Signature Page to Business Combination Agreement